UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Genesco Inc.
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Notice of Annual Meeting of Shareholders

The 2023 annual meeting of shareholders (the “Annual Meeting”) of Genesco Inc. (the “Company”) will be held in virtual format, on Thursday, June 22, 2023, at 10:00 a.m. Central Time. The Annual Meeting will be held online via a live webcast at www.meetnow.global/M59FTZR, where you will be able to vote electronically and submit questions during the Annual Meeting. To participate in the Annual Meeting, you must pre-register by 4:00 p.m. Central Time on June 16, 2023.

The agenda will include the following items:

1.	a proposal to elect nine directors;

2.	a non-binding, advisory vote on the Company’s named executive officers’ compensation;

3.	a non-binding, advisory vote on the desired frequency of advisory votes on executive compensation;

4.	a proposal to approve the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan;

5.	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

6.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 24, 2023, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Scott E. Becker

Secretary

May 12, 2023

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or over the internet or sign, date and return the enclosed proxy card or voting instruction card promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed proxy card or voting instruction card if you are voting by telephone or over the internet.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 22, 2023

The board of directors (“Board”) of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the 2023 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held in virtual format at 10:00 a.m. Central Time, on Thursday, June 22, 2023. The notice that accompanies this proxy statement describes the items on the Annual Meeting agenda.

The Annual Meeting will be a completely virtual meeting of shareholders, which will be held online via a live webcast at www.meetnow.global/M59FTZR, where you will be able to vote electronically and submit questions during the Annual Meeting. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on April 24, 2023, or if you hold a valid proxy for the Annual Meeting. These proxy materials were first mailed to certain shareholders on or about May 12, 2023.

ABOUT GENESCO

Genesco, a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,400 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys®, Journeys Kidz®, Little Burgundy®, Schuh, Schuh Kids, Johnston & Murphy®, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com and www.dockersshoes.com. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Levi’s® brand, the licensed Dockers® brand, the licensed G.H. Bass® brand, and other brands. Information contained on, or accessible through, any of our websites described herein is not a part of, and is not incorporated by reference into, this proxy statement.

Our Mission

Genesco aspires to create and curate leading footwear brands that represent style, innovation and self-expression and be the destination for our consumers’ favorite fashion footwear, by (i) building enduring relationships with our target customers, grounded in unparalleled consumer and market insights, and (ii) working to excite and constantly exceed expectations by delivering distinctive experiences and products, using our deep direct-to-consumer expertise across digital and physical.

Our Strategy

In 2020, under our Chief Executive Officer, Mimi E. Vaughn, we set forth a comprehensive plan focused on six strategic growth pillars aimed at accelerating Genesco’s transformation and capitalizing on significant synergies across our businesses – including our shared technology platforms – to further drive growth and profitability. Our six strategic growth pillars include:

•	Accelerate digital to grow direct-to-consumer;

•	Maximize the relationship between physical and digital;

•	Build deeper consumer insights to strengthen customer relationships and brand equity;

•	Intensify product innovation and trend insight efforts;

•	Reshape the cost base to reinvest for future growth; and

•	Pursue synergistic acquisitions that add growth and create shareholder value.

Our Values

Genesco recognizes our responsibility to people and the environment. The Company embraces inclusivity with respect to our employees, customers and vendors. We believe it is important to be part of the community where we operate and support and empower our employees to do the same. Equally important is our responsibility to operate our business ethically, to model excellent supply chain management and to innovate with best practices in sustainability. Our values and methodology include:

•	Acting with passion and competing to win;

•	Treating our customers and each other with integrity, trust and respect;

•	Creating an unrivaled home for talent and diversity to grow and succeed;

•	Never stopping curiosity; continuing to innovate and improve endlessly; and

•	Being nimble and reacting fast.

2023 ANNUAL MEETING OF SHAREHOLDERS

To participate in the meeting, you will need to review the information included on your Internet Notice (defined below), on your proxy card or on the instructions that accompanied your proxy materials. You will also need access to your username which is the 15-digit control number located in the shaded bar on the Internet Notice or the proxy card.

The online meeting will begin promptly at 10:00 a.m., Central Time. We encourage you to access the meeting prior to the start time leaving ample time for the check-in process. Please follow the following registration instructions to access the meeting.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the meeting virtually on the Internet. Please follow the instructions on the Internet Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the meeting virtually on the Internet.

To register to attend the meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Genesco holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on June 16, 2023.

You will receive a confirmation of your registration by email after we receive your registration materials.

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail

Computershare

Genesco Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson LLC to assist in the proxy solicitation. Proxies may be solicited by mail, in person, by telephone and via the internet. It will pay Georgeson a proxy solicitation fee of $13,500, plus $6.95 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. Directors, officers and other employees of the Company may also solicit proxies personally, by mail, telephone, email or other electronic means, but will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the Board unanimously recommends (i.e., FOR the election of each of the nine directors listed in this proxy statement, FOR the non-binding, advisory vote on the Company’s named executive officers’ compensation, FOR approval, on an advisory basis, of a frequency of every one year for advisory votes on executive compensation, FOR approval of the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan (the “Amended and Restated 2020 Equity Incentive Plan”), and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year), unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the virtual Annual Meeting and voting the shares the proxy represents at the Annual Meeting.

The Board does not know of any matter that will be considered at the Annual Meeting other than those matters described in the accompanying notice. If any other matter properly comes before the Annual Meeting, persons named as proxies will use their best judgment to decide how to vote with respect to such matters.

These proxy materials were first mailed to certain shareholders on or about May 12, 2023. Additionally, pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, on or about May 12, 2023, we sent to our shareholders of record a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and annual report. All shareholders receiving the Internet Notice will have the ability to access the proxy materials and annual report on a website referenced in the Internet Notice and vote online or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

The proxy statement for the Annual Meeting and the annual report for the fiscal year ended January 28, 2023 (“Fiscal 2023”) are available on our website and to registered holders at www.envisionreports.com/GCOB and to shareholders who hold shares through an intermediary at www.edocumentview.com/GCOB, which do not have “cookies” that identify visitors to the site.

VOTING SECURITIES

The holders of the Company’s Employees’ Subordinated Convertible Preferred Stock and the common stock will vote together as a single group at the Annual Meeting.

April 24, 2023 is the record date for determining who is entitled to receive notice of and to vote at the Annual Meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

Class of Stock	No. of Shares	Votes per Share	Total Votes
Employees’ Subordinated Convertible Preferred Stock	27,920	1	27,920
Common Stock	12,563,081	1	12,563,081

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the Annual Meeting, it is considered present for quorum purposes for the rest of the Annual Meeting. For the election of directors, you may vote FOR all of the director nominees, vote FOR specific director nominees, vote AGAINST all director nominees, vote AGAINST specific director nominees, ABSTAIN from voting with respect to all of the director nominees, or ABSTAIN from voting with respect to specific director nominees. For the advisory vote on the frequency of advisory votes on executive compensation, you may vote in favor of holding such votes at ONE, TWO, or THREE year intervals, or you may abstain from voting. For all other proposals, you may vote FOR or AGAINST each proposal or abstain from voting on the proposal. Abstentions and shares represented at the Annual Meeting but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”) will be counted for quorum purposes but not as votes cast FOR or AGAINST a matter. Accordingly, for all proposals, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. The ratification of the independent registered public accounting firm is a routine matter as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting. The proposals regarding the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, the approval, on a non-binding, advisory basis, of the frequency of advisory votes on executive compensation, and the approval of the Amended and Restated 2020 Equity Incentive Plan, in each case, as disclosed in this proxy statement, are considered non-routine under NYSE rules and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters.

Each of the director nominees must receive affirmative votes from a majority of the votes cast to be elected. The proposals to approve the Amended and Restated 2020 Equity Incentive Plan and ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST; however, this is an advisory vote and is not binding on the Board. The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the advisory vote on executive compensation selected by our shareholders; however, this is an advisory vote and is not binding on the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently has eleven directors, nine of which are standing for re-election at the meeting; Matthew C. Diamond and Kevin P. McDermott are not seeking re-election at the meeting. The nine directors standing for re-election at the meeting will hold office until the next annual meeting of shareholders and/or until their successors are elected and qualified. A majority of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All nominees other than Matthew M. Bilunas and Carolyn Bojanowski, who were appointed to the Board effective January 29, 2023, have previously been elected by the Company’s shareholders. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the Annual Meeting, the Board may reduce the number of directors comprising the Board, as permitted by the Company’s Second Amended and Restated Bylaws (the “Bylaws”), or the proxies will be voted for a substitute nominee recommended by the Board.

The Board unanimously recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the Board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the Board views as supporting his or her continued service on the Board.

JOANNA BARSH, 70, Independent Consultant; Senior Partner Emeritus, McKinsey & Company. Ms. Barsh joined the Board in November 2013. She became a senior partner emeritus of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with that firm, where she had been a senior partner since 1994. She is the author of several books and an expert on leadership development, growth strategy, organization effectiveness and performance transformation. Ms. Barsh has counseled companies, organizations and governments around the world in the retail, consumer products, direct selling, private equity, and media sectors on strategic and operational issues. She is a strong advocate for women, serving on New York City’s Commission on Women’s Issues for over a decade and leading ground-breaking research for The Wall Street Journal’s Women in Econ Task Force and the U.S. Chamber of Commerce. She was a member of former Secretary Clinton’s International Council of Women Business Leaders, co-chairing its Leadership Working Group. The Board believes that Ms. Barsh’s expertise gained through more than three decades of helping management teams and boards identify market opportunities, chart and implement strategies, identify and execute business transformations and navigate industry transitions, as well as her extensive research on advancing women and people of color in the workplace, provide valuable insight to the Board and management.

MATTHEW M. BILUNAS, 50, Executive Vice President, Chief Financial Officer Best Buy Co., Inc. Mr. Bilunas is an experienced retail veteran, currently serving as executive vice president, chief financial officer for Best Buy Co., Inc., a retailer of technology products, services and solutions in North America, since July 2019. His executive leadership responsibilities include strategic planning, FP&A, internal audit, accounting, investor relations, treasury, tax, financial services and procurement. In addition to his extensive global financial expertise, Mr. Bilunas is a seasoned operator and strategist, deeply knowledgeable about supply chain and e-commerce operations. From 2017 to 2019, he served as Best Buy’s senior vice president, enterprise and merchandise finance, a role where he served as the central finance leader. Mr. Bilunas spearheaded the company’s planning process as the enterprise FP&A leader. Mr. Bilunas has also played a vital role in positioning Best Buy as a mission driven company and an Environmental, Social and Governance leader. He began his career in public accounting at KPMG. Mr. Bilunas also serves as a board member for the Children’s Hospital of Minnesota. The Board believes that Mr. Bilunas’ experience as a chief financial officer and his expertise and knowledge of accounting, auditing, internal control over financial reporting and investor relations by publicly-traded companies are valuable to the Board and to the Company.

CAROLYN BOJANOWSKI, 45, Executive Vice President Merchandising, Sephora USA, a division of LVMH Moët Hennessy Louis Vuitton SE. During her 18-year tenure at Sephora USA, a division of LVMH Moët Hennessy Louis Vuitton SE, where she has served as executive vice president merchandising since September 2022, Ms. Bojanowski has made transformative contributions in omni-channel retailing, e-commerce, merchandising, marketing, and brand and product development. She is currently a member of the company’s North American Operating Committee and is responsible for sales through all of Sephora’s channels, including Sephora stores, Sephora.com and Sephora inside Kohl’s. From June 2020 to September 2022, Ms. Bojanowski served as senior vice president, general manager e-commerce, from March 2020 to June 2020, she served as senior vice president, dotcom merchandising and gift cards and from January 2017 to March 2020, she served as vice president, Sephora.com merchandising. Ms. Bojanowski has led the company’s dotcom merchandising and marketing, and e-commerce delivery strategy, created new digital partnerships, introduced new payment methods, launched buy online pick up in store and same day delivery capabilities, and elevated the dotcom client experience in both the U.S. and Canada. A seasoned operator and accomplished strategist, Ms. Bojanowski has extensive experience working with more than 200 brands and driving growth and innovation at Sephora. The Board believes that Ms. Bojanowski’s experience in merchandising, marketing and brand development, as well as her experience in digital and e-commerce, is valuable to the Board and to the Company.

JOHN F. LAMBROS, 57, Managing Director and Co-Head U.S. Technology Group, Head Global Digital Media & Entertainment, Houlihan Lokey. Mr. Lambros is managing director and co-head U.S. technology group, and head global digital media & entertainment at Houlihan Lokey. He previously served as president of GCA-U.S., a global investment bank, serving as the head of its digital media banking practice. He also served as a member of its board of directors and executive committee and serves as a member of the board of directors of GCA Corporation, its parent company (TYO: 2174). Mr. Lambros has been an active advisor to and operator in the digital media and emerging technology markets. As an investment banker, Mr. Lambros has led more than 250 public and private market financings, merger and acquisition transactions, recapitalizations, joint ventures and senior and subordinated debt financings. From 2000 to 2003, he was senior vice president of business development for Into Networks, a broadband technology company. From 1993 to 2000, Mr. Lambros was a banker at Morgan Stanley & Co., where he served as a vice president and member of the global communications group focused on advising emerging telecommunications, media and technology clients. The Board considers Mr. Lambros’ experience in corporate finance, digital media, emerging technology sectors, as well as his experience with strategic portfolio reviews, M&A, transaction matters and capital markets to be beneficial to Genesco’s Board.

THURGOOD MARSHALL, JR., 66, Retired Partner, Morgan, Lewis & Bockius LLP. Mr. Marshall, who joined Genesco’s Board in 2012, was a partner in the Washington, D.C. office of the law firm of Morgan, Lewis & Bockius LLP until his retirement in September 2019. He serves on the board of EN+ Group (LSE:ENPL & MOEX:ENPG), a publicly traded multinational producer of hydropower and low-carbon aluminum. He also serves on the board of CoreCivic Inc. (NYSE: CXW), a publicly-traded, full-service corrections management and real estate solutions provider. He is a former board member of the Ethics Compliance and Certification Institute, the United States Postal Service and the Ford Foundation. Mr. Marshall works at the intersection of law, business, politics and policy. He has practiced law, held senior government appointments, and he serves on an array of corporate and non-profit boards.

Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee, and as a judicial clerk to the Honorable Barrington D. Parker of the U.S. District Court for the District of Columbia. The Board believes that Mr. Marshall’s extensive experience in government service, insight into regulatory affairs, and his expertise in corporate governance and oversight, ethics and risk management and stakeholder relations gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to Genesco.

ANGEL R. MARTINEZ, 68, Retired Chief Executive Officer and Chairman of the Board of Directors, Deckers Brands. Mr. Martinez served as chief executive officer and president of Deckers Brands (formerly known as Deckers Outdoor Corporation) (NYSE: DECK), a footwear designer and distributor whose brands include UGG, Teva, Sanuk, Hoka and Koolaburra, from April 2005 until his retirement in June 2016, as executive chairman of the board from 2008 until June 2016, and as non-executive chairman of the board from June 2016 until September 2017. Prior to joining Deckers, Mr. Martinez was co-founder of Keen LLC, an outdoor footwear manufacturer, and served as its president, chief executive officer and vice chairman from April 2003 to March 2005. Prior thereto, he served as executive vice president and chief marketing officer of Reebok International Ltd. and as chief executive officer and president of The Rockport Company, a subsidiary of Reebok International Ltd. He currently serves on the board of directors and is a member of the audit committee of Korn Ferry (NYSE: KFY) and served on the board of directors and as a member of the compensation committee of Tupperware Brands Corporation (NYSE: TUP) from 1998 to 2020. The Board believes that Mr. Martinez’s 40 years of experience in the retail footwear industry and his operational and strategic knowledge, including his expertise in capital allocation, navigating and leading industry transitions and business transformation, and human capital management, gained through his experience as a leader and board member of other publicly-traded companies brings valuable insight to the Board and the Company.

MARY E. MEIXELSPERGER, 62, Chief Financial Officer of Valvoline Inc. Mary E. Meixelsperger is chief financial officer of Valvoline Inc. (NYSE: VVV) and has served in that role since June 2016. Valvoline is a leading provider of automotive services and marketer and supplier of premium branded lubricants worldwide. Valvoline operates more than 1,600 quick-lube locations in North America. Prior to joining Valvoline Inc., Ms. Meixelsperger was senior vice president and chief financial officer of DSW Inc. (NYSE: DSW), now operating as Designer Brands Inc. (NYSE: DBI), one of North America’s largest designers, producers and retailers of footwear and accessories, from April 2014 to June 2016, and held the roles of chief financial officer, controller and treasurer at Shopko Stores from 2006 to 2014. Ms. Meixelsperger also served as a director of a wholly-owned subsidiary of Valvoline Inc. and served as a director of Valvoline Cummins Private Ltd., a joint venture between Valvoline Inc. and Cummins India from 2017 to 2020. She also serves as Vice Chairman of the board of United Way of the Bluegrass. Ms. Meixelsperger has over thirty years of experience in various aspects of finance, accounting, risk management, business development, strategic planning, and information technology, and has served in senior leadership roles at several companies, including shoe retailer, DSW, and automotive services company, Valvoline. The Board believes that Ms. Meixelsperger’s decades of experience as a chief financial officer, her expertise and knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies, and her experience with omni-channel strategy and the specialty footwear retail industry will be valuable to the Board and to the Company.

GREGORY A. SANDFORT, 68, Former Chief Executive Officer and Director, Tractor Supply Company. Gregory A. Sandfort served as chief executive officer of Tractor Supply Company (Nasdaq: TSCO) from May 2016 to January 2020 and as a member of the board of directors of Tractor Supply from February 2013 to May 2020. Following his retirement, he served as strategic advisor and consultant to Tractor Supply from January to August 2020. Mr. Sandfort served as president and chief executive officer of Tractor Supply from December 2012 to May 2016 and as president and chief operating officer of Tractor Supply from February 2012. Mr. Sandfort also previously served in the roles of president and chief merchandising officer and executive vice president – chief merchandising officer of Tractor Supply. Mr. Sandfort served as president and chief operating officer at Michaels Stores, Inc. from March 2006 to August 2007 and as executive vice president – general merchandise manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has also served as a director of WD-40 Company (Nasdaq: WDFC) since 2011 and as Chair of the Board of WD-40 Company since October 2020. He was also formerly a director of Kirkland’s, Inc. (Nasdaq: KIRK). With over 40 years of experience in the retail industry, Mr. Sandfort brings a wealth of knowledge regarding all facets of Genesco’s industry and retail, including merchandising, marketing, brand management, operations, strategic planning, human resource management and logistics. The Board considers his broad-based experience in the retail industry, his expertise in capital allocation and his understanding of customer dynamics and shifting consumer preferences and ability to leverage such understanding to successfully lead business transformations to be valuable to the Board and to the Company.

MIMI E. VAUGHN, 57, Board Chair, President and Chief Executive Officer. Ms. Vaughn joined the Company in September 2003 as vice president of strategy and business development. She was named senior vice president, strategy and business development in October 2006, senior vice president of strategy and shared services in April 2009 and senior vice president – finance and chief financial officer in February 2015. In May 2019, Ms. Vaughn was named senior vice president and chief operating officer and continued to serve as senior vice president-finance and chief financial officer until her successor was appointed in June 2019. In October 2019, Ms. Vaughn was appointed to become president and chief executive officer of the Company on February 2, 2020 and was appointed as a director effective October 30, 2019. Prior to joining the Company, Ms. Vaughn was executive vice president of business development and marketing, and acting chief financial officer from 2000 to 2001, for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company in Atlanta. Ms. Vaughn brings to the Board proven and critical experience and leadership developed by serving in multiple positions with the Company for more than 19 years. With her background in strategy and corporate finance, and her experience in the retail industry, the Board believes Ms. Vaughn is the appropriate person to lead the Company in executing its footwear focused strategy.

Current Board Composition

The following matrix provides information regarding the members of our Board nominated for election at the Annual Meeting, including demographic information for, and certain qualifications and experience possessed by, the members of our Board, which our Board believes are relevant to our business and industry and provide a range of viewpoints that are invaluable for our Board’s discussions and decision-making processes. The matrix does not encompass all of the qualifications, experiences or attributes of the members of our Board, and the fact that a particular qualification, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, experience or attribute with respect to any of the members of our Board does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of qualification and experience listed below may vary among the members of the Board.

Qualifications and Experience	Barsh	Bilunas	Bojanwoski	Lambros	Marshall	Martinez	Meixelsperger	Sandfort	Vaughn
Public Company Leadership (CEO or Board Experience)	X	—	—	X	X	X	—	X	X
Senior Leadership Experience (C-Suite Executive or Equivalent)	X	X	X	X	X	X	X	X	X
Operations Management	—	X	X	—	—	X	X	X	X
Retail or Consumer Facing Industries	X	X	X	X	—	X	X	X	X
eCommerce or Digital Experience	X	X	X	X	—	X	X	X	X
Financial, Transactional, Accounting or Regulatory Compliance	X	X	—	X	X	X	X	X	X
Information Security Experience	—	—	—	—	X	—	X	X	—
Demographics
Gender Diverse	X	—	X	—	—	—	X	—	X
Racially/Ethnically Diverse	—	—	—	—	X	X	—	—	X
Years of Service	10	1	1	2	11	2	2	2	3

Ongoing Board Refreshment

The Board believes that its members, as a group, should possess skills and qualifications that best enable it to formulate and oversee the implementation of the Company’s footwear focused strategy, including diversity in professional and personal experience, background, race, gender, age and other factors of diversity that promote fresh perspectives and new ideas. The retail industry has rapidly evolved over the last decade with significant growth in omni-channel and e-commerce operations, and as a result, the appropriate skill set for our leadership has evolved with it. The Board has therefore also evolved over the years to best serve the short- and long-term needs of the Company and its shareholders, with an increased focus on leadership with branded, digital and technological expertise.

In order to address evolving needs, our Board has an ongoing refreshment program, actively assessing itself against the Company’s current and expected future needs and seeking the advice of outside experts and its shareholders. The Board has been substantially refreshed in the last few years, with seven of our nine directors being newly appointed or elected to the Board since October 2019. During the same period, a new board chair, a new lead independent director and three new committee chairs have been appointed. The Board and its nominating and governance committee have welcomed, sought and considered potential director nominations from multiple and diverse sources and stakeholders, including shareholders, external advisors, independent directors, non-independent directors, industry participants, officers and employees, consultants and search firms like the internationally recognized global leadership advisory firm Egon Zehnder. The Board and its nominating and governance committee continue to welcome, seek and consider potential director nominations from multiple and diverse sources and stakeholders as necessary. As part of our ongoing Board refreshment, the nominating and governance committee reviewed a broad pool of candidates, certain of which were recommended by existing directors. After an extensive interview process, Ms. Bojanowski, who previously served on the Company’s digital advisory panel, and Mr. Bilunas were selected and recommended for nomination by the nominating and governance committee and the Board.

Director Independence

The Board has determined that Ms. Barsh, Mr. Bilunas, Ms. Bojanowski, Mr. Lambros, Mr. Marshall, Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort are each independent under applicable SEC and NYSE rules. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer.

Director Resignation Policy

The Company has adopted a director resignation policy which provides that each director shall submit a conditional offer of resignation effective if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors. Should that occur, the nominating and governance committee will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the nominating and governance committee will consider factors deemed relevant by the members of the nominating and governance committee including, without limitation, the stated reasons why shareholders voted “against” the director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company and the Board and/or its committees during prior service, the director’s compliance with the Corporate Governance Guidelines, the need for the presence of directors with a broad range of experiences and backgrounds on the Board and the Company’s compliance with applicable laws, regulation and the listing standards of the NYSE. Following the Board’s decision on the nominating and governance committee’s recommendation, the Company will promptly and publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Current Report on Form 8-K filed with the SEC.

Certain Relationships and Related Transactions

The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions.

The Board has adopted a written policy which provides that any transaction between the Company and any of its directors, nominees for director, executive officers, or significant shareholders or affiliates thereof, must be in the best interest of the Company and must be approved and ratified by the audit committee or, in certain circumstances, the Board. Any member of the audit committee or the Board, if necessary, will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction. The Company does not have a history of engaging in related party transactions with its directors or executive officers or their respective related persons or affiliates.

Board Committees and Meetings

The Board met seven times during Fiscal 2023. Additionally the chief executive officer and lead independent director communicate with members of the Board periodically throughout the year via telephone and email. The chief executive officer also provides a written monthly business update on the Company to the Board. No director was present at fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served during Fiscal 2023. The Board has standing audit, nominating and governance and compensation committees. All committees are composed entirely of independent directors. It is the policy of the Board that no current or former employee of the Company will serve on the audit, nominating and governance or compensation committee. A description of each Board committee and its membership follows.

Audit Committee

Members: Mary E. Meixelsperger (chairperson), Matthew M. Bilunas, Kevin P. McDermott and Gregory A. Sandfort

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE and SEC) and operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the Board in monitoring (i) the processes used by the Company to produce financial statements, (ii) the effectiveness of the Company’s internal controls over financial reporting, (iii) the effectiveness of the Company’s systems of internal accounting and financial controls, (iv) the Company’s compliance with legal and regulatory requirements, (v) the independence of the Company’s registered public accounting firm, (vi) the performance of the Company’s internal audit function and independent registered public accountants and (vii) the Company’s policies with respect to risk assessment and risk management, including the risk of fraud, technology and information security, including cybersecurity and data privacy. The audit committee met 13 times in Fiscal 2023. The Board has determined that Messrs. Bilunas, McDermott and Sandfort and Ms. Meixelsperger each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

Members: Joanna Barsh (chairperson), Carolyn Bojanowski, Thurgood Marshall, Jr. and Angel R. Martinez

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met four times in Fiscal 2023. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. Such functions include (i) identifying candidates qualified to serve on the Board, (ii) developing and reviewing governance policies and principles for the Company, (iii) overseeing the evaluation of the performance of the Board and management, and (iv) making recommendations to the Board with respect to (a) the size of the Board, (b) candidates for election to the Board, (c) the designation of committees of the Board, their functions and members, (d) the succession of the executive officers of the Company, (e) Board policies and procedures and other matters of corporate governance, (f) the qualifications of incumbent directors as nominees for re-election, and (f) oversight of the Company’s environmental, social and governance (“ESG”) strategy. The nominating and governance committee, in recognition of the importance of ESG matters, has established a subcommittee focused on ESG. Further information on this committee is set forth under the caption “Corporate Governance” below.

Compensation Committee

Members: John F. Lambros (chairperson), Joanna Barsh, Matthew C. Diamond and Gregory A. Sandfort

The compensation committee, currently composed of four directors who are independent under applicable NYSE rules, met eight times in Fiscal 2023. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) reviewing and determining the compensation and incentive arrangements of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the Board with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the Board with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended) to the extent that action taken by the Board is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the Board, (v) administering the Company’s 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), and (vi) reviewing and making recommendations to the Board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, consisting of one or more independent members of the compensation committee.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the Board has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

The nominating and governance committee and the Board will consider nominees for the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at an annual meeting of shareholders must deliver written notice complying with the requirements set forth in the Bylaws to the Secretary of the Company. To be eligible to submit the required notice, the shareholder must be a shareholder of record both on the date the notice is submitted and at the record date for the annual meeting and entitled to receive notice of and to vote at the annual meeting. This notice must contain, as to each nominee, certain specified information, including the nominee’s name, age, business and residence addresses, his or her principal occupation or employment, a description of all direct or indirect compensation or other material agreements, arrangements, understandings and relationships during the past three years between or among the nominee, the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, as such terms are defined in Rule 12b-2 under the Exchange Act, and any other information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the Board. It must also include the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and a fully completed and signed questionnaire, in a form provided by the Company, regarding such person’s background and qualifications to serve as a director. The notice must also include certain information regarding the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, including names and addresses, the number and class of shares held of record by such shareholders, and information about derivative securities and other economic interests related to any of the Company’s securities held by any of such persons. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Thursday in June. In the case of an annual meeting which is being held on any other date other than the fourth Thursday in the month of June or within thirty days thereafter (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a Board vacancy exists or is expected or whether expansion of the Board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for Board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•

be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	agree to follow all policies and procedures applicable to the Board, including all provisions set forth in any committee charters;

•

possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the Board that the committee has identified and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for Board membership, the chairperson will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairperson, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with a search firm, if appropriate, and with members of the committee and with the chief executive officer, either in person or by telephone. Following interviews of the candidate, the committee will formally consider whether to recommend to the Board that it nominate the candidate for election to the Board.

Board Leadership Structure

In connection with the appointment of Ms. Vaughn as president and chief executive officer, and following a transitional period during which the retiring chairman and chief executive officer served as executive chairman, Ms. Vaughn was appointed chair of the Board, effective July 1, 2020. Having observed no differences in the functioning of the Board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices of chief executive officer and chair of the Board, and with the appointment of a strong lead independent director, the Board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the Board leadership. The Corporate Governance Guidelines provide that the Board will select the chair and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

The Corporate Governance Guidelines also provide that if the positions of chair and chief executive officer are held by the same person or if the chair is otherwise employed by the Company, the Board will elect a lead independent director, with the following responsibilities:

•	in consultation with the chair, approve the annual calendar for all meetings of the Board and standing committees;

•	provide the chair with input as to the preparation of the agendas for the Board;

•

advise the chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinate the development of the agenda for and preside over executive sessions of the Board’s independent directors;

•	act as principal liaison between the independent directors and the chair on material issues;

•	evaluate, along with the independent members of the full Board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

•	act as a liaison to shareholders who request direct communication with the Board; and

•	perform such other roles and responsibilities as may be assigned from time to time by the nominating and governance committee or the full Board.

Historically, the Board has believed that having a chair who is also a member of the Company’s management team, whether or not the offices of chair and chief executive officer are held by the same person, has been highly effective for Genesco.

The Board’s Role in Risk Oversight

The Board views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the Board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the Board receives a report from management of the Company with an overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated. The identification of major risks is based upon a survey of directors, executive management, the heads of staff and shared services functions, and managers with responsibility for major operational functions within the Company’s operating divisions, which occurs at least every two years. The Board completed an enterprise risk management assessment in Fiscal 2023.

The Board’s review in Fiscal 2023 of the Company’s risk management processes and systems focused on risks associated with the Company’s business and strategies in the following major categories:

•	Strategic and financial risk, competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

•	Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

•	Operational risk, supply chain, and workforce-related risks.

•	Risks related to data privacy and cybersecurity.

•	Catastrophic event risk, including facility losses and disruptions from natural disasters, pandemics, climate change or other causes.

•	Risks related to ESG matters, including with respect to inclusion, equity and diversity.

In addition to the Board’s ongoing oversight of risk management and the annual review with the Board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the Board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee also monitors the Company’s policies with respect to the risk of fraud, technology and information security, including cybersecurity and data privacy, by obtaining and reviewing reports on data management, security and privacy initiatives and significant existing and emerging cybersecurity risks. Additionally, the nominating and governance committee has direct oversight of governance-related risks and ESG matters, including diversity, equity and inclusion, and the compensation committee has direct oversight of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices. Further, the full Board considers strategic and financial risk in its regular review of the Company’s strategic and operating plans and in connection with its authorization of specific transactions.

In connection with its annual review of the Company’s compensation programs, in January, February and March 2023, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

•

the “banking” provisions of the Company’s Third Amended and Restated EVA Incentive Compensation Plan, as amended (the “EVA Plan”), discussed in “Executive Compensation — Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation — B. Annual Incentive Compensation” (note that on March 27, 2023, the compensation committee amended and restated the EVA Plan (as so amended and restated, the “New EVA Plan”) to, among other things, eliminate future positive or negative contributions to bonus banks beginning in Fiscal 2024);

•

equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

•	the Company’s share ownership requirements.

As a result of its analysis, the compensation committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The members of the Board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full Board on matters related to the categories of risk within its oversight.

Cybersecurity

The Company’s data protection and cybersecurity program is headed by the Company’s chief information security and privacy officer and is designed to reduce risk to the confidentiality of information, integrity of operations and availability of technology systems. The Company seeks to identify and reduce technology and other risks, maintain a proactive security posture against threats, detect cybersecurity events when they occur, respond quickly and effectively to limit the impact of cybersecurity events, and build systems and processes to recover from a cybersecurity event or other data breach. There have been no material information security breaches in the past three years. The Company has an information security risk insurance policy.

An external managed security services provider uses known threat intelligence and data analytics to continuously monitor the Company’s network for potential indicators of compromise, and the Company maintains a security incident response plan to respond to events quickly and effectively. The plan, which is tested for larger events on an annual basis, includes specific response procedures covering pervasive threats such as ransomware. Internal reporting and escalation protocols are in place to ensure executive management, audit committee and full Board oversight, as appropriate.

The Company’s security awareness program seeks to create a culture of shared responsibility for the security of sensitive data and its network. This is accomplished through mandatory annual security training for employees with access to Company email as well as tailored training for certain employees in sensitive roles. Periodic testing ensures the training is effective. In addition, all employees have access to a variety of training materials on security topics through the Company’s training management system.

The Board’s Role in Corporate Strategy

The Board is actively involved in guiding, overseeing and reviewing the Company’s corporate strategy. Our Board played a critical role in forming our footwear focused strategy and continues active oversight and review of our strategy. Strategic business issues, including developments in our industry, opportunities for growth, multi-year strategic plans, investments, capital allocation and strategic alternatives to drive shareholder value, including M&A-related decisions, are discussed as a part of our standard procedure at our Board meetings. The Board also discusses corporate strategy throughout the year with management, both formally and informally, and during executive sessions of the Board, as appropriate.

The Board recurrently discusses the Company’s performance and results relative to our operating plan and expectations at each quarterly Board meeting and during ad hoc updates throughout the year. At most Board meetings, senior Company management makes presentations to the Board with respect to each of our divisions to facilitate a further in-depth and comprehensive discussion and review of the Company’s strategic and operational plans, initiatives and goals over the short- and long-term, as well as paths, options and alternatives to achieving such goals.

Board and committee-level discussions are also regularly infused with strategic and business themes. For example, headwinds and tailwinds for the industry and each of our businesses and the Company’s strategies with respect thereto are discussed at each meeting. At each regular Board meeting a detailed presentation of at least one of the Company’s divisions and its business is discussed in depth, including performance, competitive landscape, strategic direction and necessary investments to fuel growth. Risks associated with the business strategy and plans to mitigate those risks are also discussed. Our nominating and governance committee’s discussions and nomination decisions are guided by the Board’s views on the skill sets needed to further the Company’s strategy. Likewise, the compensation committee’s compensation decisions take into account management’s contributions toward implementing the Company’s strategy, and the audit committee provides oversight of the Company’s capital expenditures which are part of the Company’s strategic investments and evaluates risks to the Company’s strategy as part of its Enterprise Risk Management process. The Board also regularly considers, with the assistance of outside advisors, various strategic alternatives for the Company’s businesses and the Company as a whole.

Environmental, Social and Governance Highlights

For more than 95 years, Genesco has made it a priority to operate with high ethical standards and to serve all of our stakeholders. In furtherance of this priority, the Company has formed a subcommittee of our nominating and governance committee (the “ESG Subcommittee”) to provide oversight of the Company’s environmental, health and safety; diversity, equity and inclusion; corporate social responsibility; and corporate governance and sustainability initiatives (“ESG matters”). Ms. Barsh and Mr. Marshall are members of this subcommittee. The ESG Subcommittee was established during Fiscal 2022 and met quarterly in Fiscal 2023. The responsibilities of the ESG Subcommittee include the following:

•	Assist in setting strategies for ESG matters

•	Recommend policies and practices in furtherance of those strategies

•	Oversee monitoring and reporting with respect to ESG matters

•	Advise the Board on shareholder concerns and proposals regarding ESG matters

The Company recognizes that as a retail and branded footwear, apparel and accessories business, its operations touch every corner of the globe. The Company and its Board are committed to delivering value to its shareholders while minimizing its impact on the planet and doing its part to support its employees, customers and suppliers, and the communities in which the Company operates. As a result, while the Company has always kept these stakeholders top of mind, the Company has intensified its efforts in recent years in the areas of climate change, responsible sourcing, human rights and diversity, equity and inclusion.

Climate Change, Responsible Sourcing and Human Rights

Genesco takes the responsibility of combating climate change very seriously. That is why the Company is working to minimize its environmental footprint across all segments of its operations and completed its first enterprise-wide carbon assessment, which was performed by Carbon Footprint Ltd. The Company has identified five key areas that it believes will give the Company the most efficient strategy for bringing about real, effective change:

1)	Reducing Greenhouse Gases

2)	Limiting Non-renewable Energy Consumption

3)	Reducing Water Use

4)	Diverting Waste from Landfills

5)	Reducing Packaging Materials and Waste

Genesco is also committed to responsible, ethical sourcing. The Company partners with vendors who share its priorities of health and safety, social responsibility and environmental stewardship. The Company has a zero tolerance policy for forced labor, child labor or human trafficking. Genesco requires its vendors to comply with a code of ethics which meets international health and safety standards.

Diversity, Equity and Inclusion and Employee Engagement

The Board has oversight of the Company’s ongoing diversity, equity and inclusion efforts with guidance from the ESG Subcommittee. The Company seeks to cultivate a respectful and inclusive work environment in which diversity is leveraged to maximize employee potential and achieve business objectives. The Company is committed to creating a workplace reflecting a highly qualified and diverse team – one with different backgrounds, perspectives, ideas and skill sets. The Board and the Company believe that the more diverse perspectives we share, the better we will be. Genesco is proud that as of January 28, 2023, the majority of its U.S. workforce was female and the majority was also racially/ethnically diverse. Women also serve in several key leadership roles, including chair of the Board, chair of the audit committee, chair of the nominating and governance committee, president and chief executive officer, vice president of human resources, vice president of data analytics, senior vice president of real estate and store planning, director of corporate relations, senior real estate counsel, as well as chief marketing officer and buying director of the Schuh group, executive vice president of marketing and strategy and vice president and general manager, Canada of the Journeys group, vice president and general manager of the Genesco Brands Group and vice president, product development, apparel and accessories of the Johnston & Murphy group. Six of our nine Board nominees are diverse and three of our five Board leadership positions are held by women. Still, Genesco is committed to further improving the Company and the communities it serves and is actively working to implement new initiatives that will result in an even more diverse team, including the following:

•

The Company has created employee advisory panels that represent the diversity of its workforce with a goal of promoting a deeper understanding of issues that are important to its employees and customers. These employee advisory panels also provide opportunities for employees to learn from and support one another as well as help drive meaningful change throughout the Company and in its communities.

•	The Company provides multiple avenues for employees to share ideas or report concerns about equality and inclusion including a dedicated email mailbox.

•

The Company, in consultation with independent third-party firms in accordance with industry-leading standards, completed a gender, race and ethnicity pay equity audit in 2022 with respect to its U.S. associates, which audit confirmed that, taking into account relevant factors such as position, qualifications, experience, tenure, and performance, the Company pays such associates equitably without regard to race, ethnicity and gender.

•

The Company actively supports and sponsors organizations such as the Human Rights Campaign Foundation, which promotes equality for the LGBTQIA community, the NAACP Legal Defense and Education Fund fighting for racial justice, Nashville PRIDE and the Tennessee Pride Chamber of Commerce advocating for the LGBTQIA community, the YWCA and Women’s Fund supporting women’s rights, among others. For the last three fiscal years, Genesco was named as a “Best Places to Work” for LGBTQ Equality by the Human Rights Campaign Foundation and scored 100 on HRC’s Corporate Equality Index.

•	The Company introduced healthcare travel and lodging coverage in response to the U.S Supreme Court’s decision in Dobbs v. Jackson Women’s Health Organization.

Genesco strives to continue to create a culture where diverse talent can grow and succeed. The Company routinely conducts annual employee engagement surveys, and it remains committed to listening to and learning from its employees. The Company is also committed to its employees’ personal and professional development and well-being. The Company has taken the following actions to further these goals.

•	The Company supports and encourages participation in its Women’s Business Resource Group.

•

The Company has established a Diversity, Equity and Inclusion (“DEI”) Council to provide guidance and oversight in this area. The Company conducted a DEI survey to learn about employee experiences with inclusion and to solicit ideas for improvement. The Company also conducted employee listening sessions through an independent third party to gain additional insight into individual experiences.

•

The Company launched five new DEI training courses in 2022 (Introduction to Diversity; Defeating Unconscious Bias; Microaggressions; Gender Identity; and Pronouns) that were completed by over 85% of eligible employees. The Company plans to launch two additional training courses (Defining Your Why; and Celebrating Commonalities in the Workplace) in Fiscal 2024.

•

The Company continues to invest in employees’ development needs through a variety of in person and hybrid training opportunities. Learning content included recruiting and hiring, goal-setting, time management, building habits, developing future leaders, managing change, creating habits, coaching conversations and financial wellness.

•	Genesco believes it is important to give back to its own employees. The Company maintains two legacy programs to make a difference in its own employees’ lives.

•	The Genesco Employee Scholarship Fund to assist Genesco employees, and their children, in attending four-year colleges and universities.

•	The Genesco Employee Emergency Fund helps Genesco employees or eligible dependents who are experiencing economic hardship as a result of certain unforeseen and unpreventable circumstances.

•	Genesco supports employees through an Employee Assistance Program which provides resources to help employees make changes to improve overall well-being, navigate life events, and reach their goals.

Beyond giving back to its own employees, the Board believes it is important to encourage volunteer efforts and giving back to the community. The Company supports volunteer-led community outreach and non-profit initiatives that align with the Company’s philanthropy goals, with an aim to improve the overall quality of life in the communities where its employees work and live, and beyond. Notable programs include the Cold Feet, Warm Shoes program which has been ongoing for more than 30 years (with the exception of a pause during Fiscal 2021 and Fiscal 2022 due to COVID-19), providing more than 100,000 pairs of shoes to communities in need and our “Make a Difference” Charity Golf Tournament, which has provided a cumulative benefit of over $5 million to United Way of Greater Nashville. In addition, the Company empowers employees to volunteer and make an impact in their own communities through a variety of supportive initiatives, including Genesco’s Community Service Policy providing full-time employees with 10 hours per year of paid time to perform community service and the Genesco Employee Matching Gift Program providing matching donations up to $1,000 annually to the non-profit of their choice.

Shareholder Engagement

Each year certain members of the Board and management meet with shareholders on business and corporate strategy-related items, financial and operating performance and corporate governance matters. Management reports to the full Board on these discussions. This process ensures that the Board and management understand and consider the issues important to the Company’s shareholders and enables the Company to address such issues effectively. The Company’s corporate governance profile and executive compensation programs reflect the input of shareholders from outreach efforts.

Board Self-Evaluation Process

The Board annually participates in a self-evaluation process. For Fiscal 2023, the Board conducted an evaluation in which each director was asked to assess the Board’s structure and composition, the conduct and frequency of Board and committee meetings, the performance of Board committees, and other topics related to the Board’s effectiveness and its relationship with management. The Board hired an outside consultant to assess Board skills and effectiveness and to benchmark competitors. The results of the evaluations were compiled and summarized and discussed by the Board in executive session.

Communications with Directors by Shareholders, Employees and Other Interested Parties

The Board has established procedures for the Company’s shareholders and other interested parties to communicate with members of the Board. Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the lead independent director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214. The Corporate Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All of the Company’s directors were present at last year’s virtual annual meeting.

Director Age Limit

The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board at that meeting by the nominating and governance committee.

Legal Proceedings

The Company is not aware of any legal proceedings related to any directors that are required to be disclosed under Item 401(f) of Regulation S-K under the Exchange Act.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a Code of Business Conduct and Ethics for Employees, Officers and Directors that applies to all employees, officers and directors. The Company has made the Code of Business Conduct and Ethics for Employees, Officers and Directors available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within four business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees, Officers and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership, as known to the Company as of April 24, 2023, according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on 12,563,081 outstanding shares as of April 24, 2023. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,134,346	17.0
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,138,967	9.1
Dimensional Fund Advisors LP (3) Building One, 6300 Bee Cave Road Austin, Texas 78746	1,082,743	8.6
AllianceBernstein L.P. (4) 1345 Avenue of the Americas New York, New York 10105	671,250	5.3

(1)	Based upon a Schedule 13G/A filed January 26, 2023, showing sole voting power with respect to 2,109,023 shares and sole dispositive power with respect to 2,134,346 shares.

(2)

Based upon a Schedule 13G/A filed February 9, 2023, showing shared voting power with respect to 15,558 shares, sole dispositive power with respect to 1,112,175 shares, and shared dispositive power with respect to 26,792 shares.

(3)	Based upon a Schedule 13G/A filed February 10, 2023, showing sole voting power with respect to 1,065,064 shares and sole dispositive power with respect to 1,082,743 shares.

(4)	Based upon a Schedule 13G filed February 14, 2023, showing sole voting power with respect to 588,984 shares and sole dispositive power with respect to 671,250 shares.

Ownership of Directors and Management

The following table sets forth information as of April 24, 2023, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Joanna Barsh	33,373
Matthew M. Bilunas	510
Carolyn Bojanowski	510
Matthew C. Diamond	57,664
John F. Lambros	7,276
Thurgood Marshall, Jr.	20,215
Angel R. Martinez	7,821
Kevin P. McDermott	28,332
Mary E. Meixelsperger	11,106
Gregory A. Sandfort	10,386
Mimi E. Vaughn	324,817
Thomas A. George	27,518
Parag D. Desai	91,636
Mario Gallione	68,146
Danny Ewoldsen	41,010
Current Directors and Executive Officers as a Group (17 Persons)	795,270	(3)

(1)

Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock, other than Mimi E. Vaughn, who owns approximately 2.6% of the Company’s common stock based on 12,563,081 outstanding shares as of April 24, 2023.

(2)

Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares, which includes shares of restricted stock that remain subject to forfeiture or that vest within 60 days of April 24, 2023. See “Director Compensation” and “Executive Compensation — Summary Compensation Table” below.

(3)	Constitutes approximately 6.2% of the outstanding shares of the Company’s common stock based on 12,563,081 outstanding shares as of April 24, 2023.

Director and Executive Officer Ownership Guidelines

The nominating and governance committee of the Board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer (if applicable)	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers complied with the guidelines through Fiscal 2023. Restricted stock grants may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders. The value of unearned performance-vested equity awards and the “in-the-money” value of unexercised stock options do not count toward achievement of the guidelines.

The guidelines require that non-employee directors hold a number of shares equal to five times their annual cash retainer. Directors are expected to achieve that ownership within five years of the director’s election to the Board. All non-employee directors have complied with the ownership guidelines or are within the five year window to achieve compliance.

Anti-Hedging Policy for Directors and Officers

The Board has adopted a policy prohibiting hedging against future declines in the market value of the Company’s securities by directors and officers of the Company. This policy prohibits directors and officers from directly or indirectly engaging in any hedging transaction that eliminates or limits economic risk with respect to the director’s or officer’s interest in the Company’s securities, including any compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. The policy reflects the Board’s judgment that hedging transactions decrease alignment between the interests of the officers and directors and those of the shareholders, undermining the objectives underlying stock-based compensation and the share ownership policy for officers and directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2023 Summary Results

The Company embraces a pay-for performance philosophy, and the compensation of the named executive officers for Fiscal 2023 was directly impacted by the Company’s financial performance. Johnston & Murphy and Schuh achieved record sales in Fiscal 2023 which helped to offset pressure on the Journeys business which faced headwinds coming off a year of record sales and operating profit in Fiscal 2022. The Company was also able to reinvest cash into the business to replenish inventory levels and return approximately $73 million to shareholders through share repurchases in Fiscal 2023. However, financial results did not result in bonus payments under the EVA Plan in Fiscal 2023 for employees other than those in the Johnston & Murphy and Schuh Groups. As a result, we believe our compensation program exemplifies a properly functioning pay-for-performance approach to compensation.

Compensation Philosophy

Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through the use of appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the Board (the “compensation committee” or, in this “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

This Compensation Discussion and Analysis describes our executive compensation programs for Fiscal 2023 named executive officers who were:

-	Mimi E. Vaughn, chair of the Board, president and chief executive officer;

-	Thomas A. George, senior vice president—finance and chief financial officer;

-	Parag D. Desai, senior vice president—chief strategy and digital officer;

-	Mario Gallione, senior vice president of the Company and president, Journeys Group; and

-	Danny Ewoldsen, senior vice president of the Company and president, Johnston & Murphy Group.

2022 Say on Pay Vote and Shareholder Engagement

Beginning in Fiscal 2022, the committee initiated a comprehensive review of the Company’s compensation program with a continued goal of aligning pay and performance. At the annual meeting of shareholders in 2022, the compensation of the named executive officers of the Company was submitted for a non-binding, advisory “say on pay” vote by shareholders. Approximately 74% of the votes cast, representing approximately 89% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers. While the Company has a robust and ongoing shareholder engagement process, the Company sought a deeper level of engagement with its top 10 institutional shareholders (representing approximately 56% of common shares outstanding) seeking feedback on the Company’s compensation program. The Company met with five such shareholders (representing approximately 42% of outstanding shares). The chair of the compensation committee led meetings with several shareholders, together with members of management, including the Company’s chief financial officer, general counsel and corporate secretary, and vice president of human resources, to discuss the Company’s compensation philosophy and programs. The Company’s chief executive officer, chief financial officer and other members of management also met with these and other shareholders during the year and discussed the Company’s compensation program. During those meetings with shareholders, the Company also discussed Company performance, strategy, corporate governance and disclosure practices. The remaining top 10 shareholders did not respond to the Company’s outreach. Below is a summary of the key feedback themes from the shareholder outreach discussions and the committee’s corresponding changes for Fiscal 2024, which are discussed in additional detail below under “Compensation Changes beginning in Fiscal 2024.”

Themes Heard from Shareholders	Changes to Fiscal 2024 Executive Compensation Program

• The EVA Plan, including its banking feature, seems complicated and should be simplified	• EVA Plan complexity has been addressed by simplifying target setting and phasing out the banking feature in the New EVA Plan, adopted in March 2023

• Desire to see a cap on payouts under the EVA Plan

•  In the New EVA Plan, annual payouts will be capped at three times each executives’ target bonus opportunity

•  The payout curve between target and maximum performance is flatter in the New EVA Plan, requiring a higher degree of outperformance to reach a three times payout

• Add a performance-based element to long-term equity incentive compensation

•  Beginning with Fiscal 2024, 50% of each named executive officer’s long-term equity incentive compensation will be comprised of performance-based restricted share units with targets based on three-year cumulative adjusted operating income by business unit

The committee expects to continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation. The committee’s focus is on motivating employees to achieve the Company’s long-term financial and strategic objectives, making changes to the compensation program if appropriate to continue to align with long-term strategy to create shareholder value.

Compensation Changes beginning in Fiscal 2024

The Company’s executive compensation program is designed to attract, retain, and motivate top-level talent who possess the skills and leadership necessary to grow the business and enable long-term value creation. To ensure that management’s interests are aligned with those of the Company’s shareholders and to motivate and reward individual initiative and effort, the Company’s executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of Company and individual performance goals are rewarded. The committee annually reviews and analyzes market trends (including compensation market data from an approved peer group of companies) and adjusts the design and operation of the Company’s executive compensation program from time to time as it deems appropriate. While the committee’s compensation philosophy remains unchanged, in connection with its review of the compensation program in Fiscal 2023, the committee determined that it was in the best interests of the Company and its shareholders to make certain modifications to the program beginning in Fiscal 2024. Based on the committee’s analysis, with the input of its compensation consultant and other outside advisors, as well as feedback from shareholders, the committee determined to simplify the EVA Plan and introduce a new component of its long-term equity-based incentive program by making grants of performance-based restricted share units as described in more detail below.

With respect to changes to the EVA Plan, the committee’s goals were to reduce the volatility and shift leverage in the plan, provide a cap on payouts under the plan and minimize perceived complexity in the plan. In furtherance of those goals, in March 2023, the committee adopted the Fourth Amended and Restated EVA Incentive Compensation Plan, or the New EVA Plan, to, among other things, (i) simplify target setting, (ii) reduce payout curve leverage to reduce payout volatility, (iii) provide that only zero or positive bonuses can be earned, (iv) eliminate contributions to bonus banks (negative or positive) beginning in Fiscal 2024 and phase out bonus banks entirely by the end of Fiscal 2026, and (v) cap bonuses at three times target. The amended plan also establishes certain transitional rules for bonus banks existing at Fiscal 2023 year end as such bonus banks are phased out. These transitional rules require the repayment of any negative bonus bank over the next three fiscal years consistent with the plan’s historical banking provisions.

In addition, to shift leverage from the EVA Plan to equity, beginning in Fiscal 2024, members of senior management will receive 50% of their total long-term equity compensation in the form of performance-based restricted share units. For awards made in Fiscal 2024, the performance targets are based on cumulative adjusted operating income by business unit over a three year period ending on January 31, 2026. The vesting schedule of time-based restricted shares has also been reduced from four years to three years to align with market practice. Going forward, the committee will continue to evaluate the equity program and performance metrics to ensure alignment of executives’ interests with those of shareholders.

Fiscal 2023 Compensation Discussion

1. Compensation Mix.  Genesco’s compensation programs for its senior management are designed to incorporate a significant element of pay for performance.

For Fiscal 2023, the Company generally targeted base salaries at or below the median of its peer group, while providing upside potential through performance-based compensation, comprised of a combination of annual cash incentives (which incorporated a multi-year banking mechanism) linked to operating results and stock-based compensation.

The graphs below illustrate, for the chief executive officer and for the other named executive officers as a group, the components of target total direct compensation (defined as base salary, target annual cash incentive award and the grant date market value of restricted shares granted under the 2020 Equity Incentive Plan) for Fiscal 2023:

Chief Executive Officer

Other Named Executive Officers (Group Average)

2. Compensation Committee Process.  In seeking to balance employee attraction and retention with appropriate management of compensation expense, the committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases of the Company’s other executives. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the committee’s consideration. The final compensation decisions rest with the committee.

In May 2018, the Company engaged F.W. Cook as its independent compensation consultant, and F.W. Cook’s analysis was used by the committee to make decisions about target total direct compensation levels for Fiscal 2023. Total fees paid by the Company to F.W. Cook represent a minimal portion of the firm’s total revenues, and as a result of this and other factors, the committee believes that no conflict of interest existed or exists in its role as compensation consultant to the committee.

In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, target annual incentive opportunities, and long-term, stock-based incentives). For its analysis of compensation levels established for Fiscal 2023, the committee referenced the following 16-company peer group: Abercrombie & Fitch Co.; The Buckle, Inc.; Caleres, Inc.; The

Cato Corporation; Chico’s FAS Inc.; The Children’s Place, Inc.; Deckers Outdoor Corporation; Designer Brands Inc.; Express, Inc.; G-III Apparel Group, Ltd.; Shoe Carnival, Inc.; Skechers USA, Inc; Steve Madden, Ltd.; Urban Outfitters, Inc.; Wolverine World Wide, Inc.; and Zumiez Inc. Two peers were removed from the peer group versus the prior year, Ascena Retail Group, Inc. and Tailored Brands, Inc. as a result of their bankruptcies. In addition, at the time the peer group was approved, the Company’s trailing four quarter revenue was at the 52nd percentile of the peer group.

3. Elements of Direct Compensation.  For Fiscal 2023, total direct compensation to the Company’s senior management consisted of annual base salary, annual incentive bonuses (which includes a multi-year “banking” feature) and long-term incentives in the form of stock-based awards. The committee generally seeks to pay base salaries at or below the market median, using the bonus to provide the potential for above-median cash compensation for superior performance against annual performance objectives that reward creation of shareholder value. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to further align management’s interests with those of the shareholders. The committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (target total cash plus the grant date value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.  The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting the employment market of the employee’s skills and the demands of his or her position. The following table sets forth the base salary increases approved by the committee for each named executive officer:

Named Executive Officer	Fiscal 2022	Fiscal 2023	Fiscal 2023 Base Salary Increase $	Fiscal 2023 Base Salary Increase %
Mimi E. Vaughn (1)	$865,000	$999,500	$134,500	15.5%
Thomas A. George	$500,000	$500,000	$0	0%
Parag D. Desai	$405,500	$417,000	$11,500	2.8%
Mario Gallione	$491,683	$510,000	$18,317	3.7%
Danny Ewoldsen	N/A	$355,000	$9,950	2.9%

(1)	The base salary of Ms. Vaughn remains positioned below the market median and was increased in an effort to align it more closely with external benchmarks.

B. Annual Incentive Compensation.  (i) Overview. Executive officers (other than the chief executive officer) participated in the EVA Plan in Fiscal 2023, which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. While the committee has determined to eliminate the banking features of the EVA plan beginning in Fiscal 2024, the committee believes that the EVA Plan, with its historical potential for positive and negative effects on compensation based on performance and the multi-year effects of its banking features, has adequately aligned pay and long-term performance.

The committee has historically recommended that the Board award the chief executive officer’s annual bonus on the same basis as if the chief executive officer were a Corporate Total business unit participant in the EVA Plan, and the committee did so again in Fiscal 2023. Along with other executive compensation changes beginning in Fiscal 2024, the chief executive officer has been added as a participant under the New EVA Plan. The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit. The compensation committee annually sets target bonus levels based on the Company’s peer group and survey comparisons of target bonuses as a percentage of base salary and target total cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his or her own.

(ii) Bonus Targets.  The following table sets forth target bonuses as a percentage of base salary for the named executive officers for Fiscal 2023:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
Mimi E. Vaughn	110%
Thomas A. George	70%
Parag D. Desai	75%
Mario Gallione	75%
Danny Ewoldsen	55%

The named executive officers’ target bonuses as a percentage of base salary (other than Mr. Ewoldsen who was not a named executive officer in Fiscal 2022) were unchanged from Fiscal 2022 except for Ms. Vaughn whose target bonus was increased from 106% to 110% and Mr. George who was a new participant in the EVA Plan for Fiscal 2023.

(iii) Award Components.  The named executive officers participating in the EVA Plan in Fiscal 2023 were eligible to receive a fraction or multiple of their target awards based on the factors described below. For Fiscal 2023, bonuses earned could be negative, potentially offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Participants were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (“EVA”) (the “EVA change factor”) for their respective business units or for the Company as a whole for the year, and (b) 25% of the targets multiplied by (i) the EVA change factor for their respective business units for the year and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. For Fiscal 2023, each participant’s business unit allocation was assigned by the chief executive officer, who also determined the weighting of the various business unit components for participants with responsibility for multiple units, and approved by the committee. Among the named executive officers participating in the EVA Plan in Fiscal 2023, Mr. George and Mr. Desai were assigned 100% to the Corporate Total business unit; Mr. Gallione was assigned 100% to the Journeys Group business unit; and Mr. Ewoldsen was assigned 100% to the Johnston & Murphy business unit. As noted above, Ms. Vaughn did not participate in the EVA Plan in Fiscal 2023. However, while Ms. Vaughn was not a participant in the EVA Plan in Fiscal 2023, the committee has historically awarded the chief executive officer’s bonus on the same basis as if the chief executive officer were assigned 100% to the Corporate Total business unit.

See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2023.

(iv) EVA Calculations.  EVA for Fiscal 2023 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 10% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 10% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The EVA Plan is designed to encourage efficient use of assets, since profit improvement that is less than 10% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for EVA Plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2023 was calculated by (a) adjusting reported earnings from operations upward by the following amounts which adjustments were approved at the beginning of the plan year:

•	$0.9 million in the “Asset impairments and other, net” line on the Consolidated Statements of Operations for Fiscal 2023;

•	$1.2 million for tax credits;

•	$2.7 million in expenses related to the Company’s new headquarters building; and

•	$1.2 million of other adjustments;

and (b) adjusting the resulting figure downward by the following amounts:

•	$1.6 million related to long-lived asset impairments;

•	$1.0 million in purchase price adjustments related to the Togast acquisition;

•	$1.0 million in a large capital projects adjustment related to a new distribution center at Schuh;

•	$1.0 million in a large capital projects adjustment related to a distribution expansion at Journeys;

•	$11.0 million related to the difference between recorded bonus expense under GAAP and a one-time target bonus; and

•	taxes at a 28% rate for the Company’s operations other than Schuh and at an 18% rate for Schuh’s operations.

(v) Bonus Calculation Factors.  The following table shows for each of the Company’s primary business units in Fiscal 2023: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the EVA change for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). For Fiscal 2023, negative bonuses accrued to the extent that shortfalls from the target improvement (column (a)) exceeded the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus for Fiscal 2023.

	(a)	(b)	(c)	(d)
Business Unit	FY 2023 Target EVA Improvement ($)	FY 2023 Incremental Improvement Interval ($)	FY 2023 EVA Change ($)	FY 2023 Bonus Multiple
Corporate Total	(1,450,000)	8,202,000	(98,195,000)	(10.80)
Journeys Group	(6,040,000)	8,447,000	(83,729,000)	(8.20)
Johnston & Murphy Group	(680,000)	1,743,000	2,659,000	2.92
Schuh Group	3,007,000	1,733,000	(5,828,000)	(4.10)
Genesco Brands Group (1)	1,230,000	1,033,000	(7,294,000)	(7.25)

(1)	Formerly known as Licensed Brands.

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. Typically every three years, with the assistance of an outside advisor, the Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

(vi) Individual Strategic Objectives.  As noted above, the payment of 25% of each participant’s annual incentive award for EVA improvement is contingent on the participant’s achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Not achieving all individual strategic goals for a given fiscal year can reduce an EVA Plan award that is otherwise payable, but performance meeting or exceeding these strategic goals cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officers consider important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples could include retail divisions’ opening a targeted number of new retail stores on schedule, implementation of an operational improvement or cost reduction program, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2023. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus Bank.  For Fiscal 2023 the EVA Plan included a “bonus bank” feature. Awards for EVA results in excess of target are uncapped and “negative awards” for results less than target are possible and also uncapped. For Fiscal 2023, (i) two-thirds of any award in excess of three times the target bonus and (ii) any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. For the Fiscal 2023 EVA Plan year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year.

Any positive balance is forfeited if the participant is terminated for “cause” (as defined in the EVA Plan). For Fiscal 2023, if the participant voluntarily resigns from employment with the Company, any positive bank balance does not become payable until the end of the fifth fiscal year following the participant’s resignation and is subject to reduction or elimination in the meantime based upon the performance of the business unit or units to which the participant was assigned when he or she resigned.

For Fiscal 2023, if the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. Including Fiscal 2023 accruals, bonus bank balances for the named executive officers are as follows:

Mimi E. Vaughn	($6,743,097)
Thomas A. George	($3,780,000)
Parag D. Desai	($1,729,343)
Mario Gallione	($1,115,014)
Danny Ewoldsen	$0

Bonuses reported in column (g) of the Summary Compensation Table below are cash bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year.

C. Stock-Based Compensation.  Grants of restricted stock to executive officers and other key employees of the Company including the named executive officers are intended to provide them with an incentive to make decisions that are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock. The grant date fair value of restricted shares granted in June 2022 for each named executive officer is as follows:

Named Executive Officer	Fiscal 2022	Fiscal 2023 (1)	Fiscal 2023 Increase $	Fiscal 2023 Increase %
Mimi E. Vaughn (2)	$2,469,479	$2,674,267	204,788	8.3%
Thomas A. George	$1,478,455	N/A	N/A	N/A
Parag D. Desai	$703,615	$487,434	N/A	N/A
Mario Gallione	$684,292	$596,212	N/A	N/A
Danny Ewoldsen	N/A	$331,976	N/A	N/A

(1)

The intended grants values for each of the named executive officers in Fiscal 2022 and Fiscal 2023, respectively, were as follows: Ms. Vaughn — $2,860,000 and $3,700,000; Mr. George — $1,480,000; Mr. Desai — $521,286 (in Fiscal 2022 Mr. Desai also received a one-time additional equity granted valued at $125,000 in connection with his promotion to chief strategy and digital officer) and $583,800; Mr. Gallione — $637,618 and $714,000; and Mr. Ewoldsen — $355,032 and $401,500. The intended grant date value is calculated based on an average price of the Company’s common stock and can be greater than or less than the grant date value because of a change in the Company’s stock price on the date of grant.

(2)	Ms. Vaughn’s stock-based compensation was increased in an effort to align it more closely with external benchmarks.

Stock-based incentive awards in the form of restricted stock are typically granted to executive officers and other key employees once annually. The committee does not award stock-based incentive grants in relation to the Company’s release of material information. From 2009 until 2022, with the one-time exception of the 2021 grants which were made on July 1, 2021 due to the timing of the 2021 annual meeting, stock-based incentive grants have typically been awarded in June. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced, and Mr. George was made a one-time grant in October 2021 for service through March 2024 in connection with his promotion to senior vice president — finance and chief financial officer.

Since 2008, except for a one-time, promotion-based option grant to Ms. Vaughn in Fiscal 2021, the committee has awarded equity compensation in the form of restricted stock, in part to offset the multi-year and leveraged nature of the EVA program. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which, for the Company’s annual award grants, occurs in four equal annual increments with respect to all currently outstanding grants to executive officers other than grants made in April 2023 and special grants of restricted stock to the named executive officers (other than Mr. Ewoldsen) made in March of 2022 with respect to Fiscal 2022 compensation which awards vest two-thirds on the first anniversary of the grant date and one-third on the second anniversary of the grant date, subject to continued employment.

The Company’s officers are subject to share ownership guidelines. See “Security Ownership of Officers, Directors and Principal Shareholders — Director and Executive Officer Ownership Guidelines.”

4.  OtherCompensation.

A.  Change of Control Arrangements, Severance Plan and Arrangements with Mr. George.

(i) Change of Control Arrangements and Severance Plan.  All the named executive officers other than Mr. George are parties to employment protection agreements, which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements and Severance Plan.” Additionally, awards made by the Company under the Second Amended and Restated 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan become immediately vested and exercisable upon a “change of control” unless the award is assumed by the acquirer or new rights meeting certain conditions are substituted therefor.

The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements and Severance Plan.”

The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

(ii) Arrangements with Mr. George.  In connection with Mr. George’s promotion to senior vice president — finance and chief financial officer, beginning January 30, 2022, Mr. George will continue to receive an annual base salary of $500,000 and is entitled to receive a target incentive award for fiscal years 2023 and 2024 under the EVA Plan and the New EVA Plan, respectively, equal to 70% of his base salary (the “EVA Incentive Award”). If Mr. George’s employment is involuntarily terminated without cause prior to the filing of the 2024 annual report on Form 10-K, he is entitled to payment of a pro rata portion of the EVA Incentive Award for full months of service based on the Company’s full-year actual performance provided that he has been employed for at least 120 days during the plan year. If Mr. George’s employment continues through March 2024, any positive bonus bank balance will be paid to him six months thereafter. In October 2021, Mr. George received a grant of restricted stock under the 2020 Equity Incentive Plan with a grant date fair value equal to $1,480,000 (which is intended to cover his full two-year employment period through March 2024). The award vests 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% at the end of the employment period in March 2024. Like other awards under the 2020 Equity Incentive Plan, the award is subject to the 2020 Equity Incentive Plan’s “change of control” provisions. The Company has also agreed to provide to Mr. George certain severance and change of control arrangements. In the event of Mr. George’s involuntary termination without cause within the first 18 months following April 1, 2022, Mr. George will receive salary on a monthly basis for the remainder of such period. Upon Mr. George’s death, disability or involuntary termination without cause, vesting of any unvested portion of the restricted stock grant will be accelerated. Upon voluntary termination or termination with cause, any unvested awards will be forfeited. Mr. George will also be paid a $15,000 lump sum stipend per quarter in each quarter beginning January 1, 2022 until termination of employment in lieu of relocation assistance.

B. Defined Contribution and Deferred Income Plans.  (i) Defined Contribution Plan. The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan (the “401(k) Plan”) designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the 401(k) Plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred. Matching contribution amounts for each named executive officer for Fiscal 2023 are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(ii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Amended and Restated Deferred Income Plan (the “Deferred Income Plan”). Under the Deferred Income Plan, the participant may elect to defer up to 15% of base salary and 100% of bonus payouts. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

(iii) STEP Up Plan.  Named executive officers who were participants in the Company’s Retirement Plan as of January 1, 2005 receive a “Step Up” contribution as part of their taxable compensation as highly-compensated employees. The Company pays 2.5% of annual earnings (up to the Social Security taxable wage base) plus 4% of earnings above the taxable wage base to employees who are eligible to receive the Step Up contribution. The contributions for Ms. Vaughn, Mr. Gallione and Mr. Ewoldsen for Fiscal 2023 are included in column (i) of the “Summary Compensation Table,” below.

C. Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance that has a death benefit equal to their base salary up to $500,000. The named executive officers incur imputed income on the cost of the life insurance, which is subject to taxes paid by the named executive officers.

5. Compensation Recoupment Policy.  The Board has adopted a Compensation Recoupment Policy providing that the committee may in its sole discretion require reimbursement of any cash or equity-based award paid or payable to a current or former executive officer of the Company based partially or entirely upon the attainment of objective performance criteria (“incentive compensation”) in certain circumstances. The committee may require reimbursement from an executive officer who received incentive compensation based on erroneous financial data if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or if the committee determines that any action by the executive officer or an employee under his or her direct supervision constituted noncompliance with the Company’s Code of Business Conduct and Ethics to the material detriment of the Company. Unless the committee determines that the executive officer engaged in misconduct that caused or contributed to a required restatement of financial statements or that the violation of the Code of Business Conduct and Ethics was committed by the executive officer or by an employee under his or her direct supervision with the actual or constructive knowledge of the executive officer, the committee may recover only to the extent of any positive bonus bank balance credited to the executive officer under the EVA Plan. If the committee so determines, it may pursue recovery from the executive officer in its discretion, in accordance with applicable law. The Company’s compensation recoupment policy is currently under review, and a new policy is expected to be adopted which will comply with the NYSE requirements adopted in response to Rule 10D-1 of the Exchange Act.

6. Anti-Hedging Policy.  The Company has a policy prohibiting a director or officer from, directly or indirectly, engaging in any hedging transaction that reduces or limits the director’s or officer’s economic risk with respect to his or her ownership interests in the Company. Prohibited transactions include the purchase by a director or officer of financial instruments including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in the market value of the Company’s stock.

7. Tax Considerations.

Tax Deductibility of Compensation.  The committee reviews and considers the deductibility of executive compensation for U.S. federal income tax purposes. In particular, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a publicly-held corporation may not deduct compensation in excess of $1,000,000 that is paid to any one of certain of its highly-compensated officers with respect to any particular year. The committee believes it is in the best interests of the Company to follow the approach to executive compensation described in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” regardless of the U.S. federal income tax deductibility of the compensation. The committee has determined that the Company will not necessarily seek to limit executive compensation to amounts deductible under the Code if it believes such limitations are not in the best interest of the Company’s shareholders. While considering the tax implications of its compensation decisions, the committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of the Company’s shareholders.

COMPENSATION COMMITTEE REPORT

Ms. Barsh and Messrs. Diamond, Lambros and Sandfort served as members of the compensation committee during Fiscal 2023. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Committee:

John F. Lambros, Chairperson

Joanna Barsh

Matthew C. Diamond

Gregory A. Sandfort

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2023, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the Board or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2023, Fiscal 2022 and Fiscal 2021.

	Fiscal Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(3)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(5)	Total ($) (j)

Mimi E. Vaughn	2023	999,500	-0-	2,674,267	-0-	-0-	-0-	37,448	3,711,215
Chair of the Board, President and	2022	865,000	-0-	5,113,804	-0-	2,751,000	-0-	36,654	8,766,458
Chief Executive Officer	2021	609,875	50,000	1,596,519	500,000	-0-	-0-	40,403	2,796,797

Thomas A. George(2)	2023	500,000	-0-	-0-	-0-	-0-	-0-	81,536	581,536
Senior Vice President-Finance and	2022	500,000	125,000	1,478,455	-0-	500,000	-0-	12,352	2,615,807
Chief Financial Officer	2021	85,318	-0-	-0-	-0-	-0-	-0-	1,667	86,985

Parag D. Desai	2023	417,000	-0-	487,434	-0-	-0-	-0-	16,649	921,083
Senior Vice President Chief Strategy and	2022	405,500	-0-	1,552,118	-0-	912,375	-0-	15,019	2,885,012
Digital Officer	2021	290,947	50,000	488,381	-0-	-0-	-0-	19,703	849,031

Mario Gallione	2023	510,000	-0-	596,212	-0-	-0-	-0-	30,858	1,137,070
Senior Vice President	2022	491,683	-0-	1,724,895	-0-	1,106,283	-0-	38,585	3,361,446
and President of the Journeys Group	2021	347,407	50,000	580,595	-0-	-0-	-0-	33,085	1,011,087

Danny Ewoldsen	2023	355,000	-0-	331,976	-0-	410,025	-0-	30,263	1,127,264
Senior Vice President and President of the
Johnston & Murphy Group

(1)

The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred ($)
Name	Fiscal 2023	Fiscal 2022	Fiscal 2021
Mimi E. Vaughn	27,563	26,063	17,812
Thomas A. George	27,000	26,063	2,500
Parag D. Desai	20,548	19,162	6,083
Mario Gallione	2,722	27,245	12,320
Danny Ewoldsen	27,066	N/A	N/A

(2)

Mr. George began employment with the Company as a financial advisor on November 30, 2020. Effective December 14, 2020, Mr. George was named interim chief financial officer. Effective October 21, 2021, Mr. George was named as permanent senior vice president – finance and chief financial officer. See “Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George” in the “Compensation Discussion and Analysis” section above for a description of Mr. George’s compensation arrangement with the Company.

[Footnotes continued on next page.]

(3)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with ASC Topic 718 “Compensation — Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(4)

The amounts in column (g) are cash awards under the Company’s EVA Plan, discussed in greater detail under the headings “Elements of Direct Compensation — Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section, above. They include amounts voluntarily deferred by the named executive officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2023	Fiscal 2022	Fiscal 2021
Mimi E. Vaughn	N/A	9,031	-0-
Thomas A. George	N/A	N/A	N/A
Parag D. Desai	N/A	-0-	-0-
Mario Gallione	N/A	-0-	-0-
Danny Ewoldsen	7,100	—	—

For the Fiscal 2023 EVA Plan year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. See “Compensation Discussion and Analysis — Elements of Direct Compensation — Annual Incentive Compensation — Bonus Bank.”

Bonuses reported in column (g) of the Summary Compensation Table are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year. For Fiscal 2023, the following amounts were applied to negative bank balances:

Mimi E. Vaughn	$-0-
Thomas A. George	$-0-
Parag D. Desai	$-0-
Mario Gallione	$-0-
Danny Ewoldsen	$179,630

For each of the named executive officers, no amounts attributable to prior-year positive “bank” balances became payable based on Fiscal 2023 performance.

[Footnotes continued on next page.]

(5)	The amounts in column (i) for Fiscal 2023 include, for the following amounts:

Name	Matching Contributions (13-a) ($)	Life Insurance Premiums (13-b) ($)	Personal Benefits (13-c) ($)	Total All Other Compensation ($)
Mimi E. Vaughn	9,626	240	27,582	37,448
Thomas A. George	12,200	240	69,096	81,536
Parag D. Desai	12,238	240	4,171	16,649
Mario Gallione	2,226	240	28,392	30,858
Danny Ewoldsen	12,233	240	17,790	30,263

(13-a)	Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.

(13-b)	Life insurance premium paid by the Company for the benefit of the named executive officers with a death benefit equal to their base salary up to $500,000.

(13-c)

Includes (i) for each named executive officer, (a) an employee discount on merchandise sold by the Company that is available to all employees and (b) the Company’s contribution to the named executive officer’s health and dental benefits, as applicable; (ii) stipend payments to Mr. George of $60,000 in lieu of relocation assistance; and (iii) payments of $13,945 to each of Ms. Vaughn and Messrs. Gallione and Ewoldsen pursuant to the STEP Up Plan as described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023

The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2023 and grants of restricted stock under the 2020 Equity Incentive Plan in Fiscal 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (f)(2)	Grant Date Fair Value of Stock and Option Awards (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(1)	Maximum ($) (e)
Mimi E. Vaughn	N/A		$1,100,000		—	—
	March 24, 2022(3)	—	—	—	38,722	$2,644,325
	June 28, 2022	—	—	—	49,268	$2,674,267

Thomas A. George	N/A		$350,000		—	—

Parag D. Desai	N/A		$312,750		—	—
	March 24, 2022(3)	—	—	—	12,425	$848,503
	June 28, 2022	—	—	—	8,980	$487,434

Mario Gallione	N/A		$382,500		—	—
	March 24, 2022(3)	—	—	—	15,238	$1,040,603
	June 28, 2022	—	—	—	10,984	$596,212

Danny Ewoldsen	N/A		$195,250		—	—
	June 28, 2022	—	—	—	6,116	$331,976

(1)

Columns (c), (d) and (e) relate to the EVA Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” for Fiscal 2023 potential awards are uncapped (although prior to changes in the EVA Plan effective in Fiscal 2024 in connection with the New EVA Plan, any award in excess of three and one-third times the target would have been mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)

Column (f) reflects awards of restricted stock under the 2020 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. The awards of restricted stock granted on March 24, 2022 vest two-thirds on the first anniversary of the grant date and one-third on the second anniversary of the grant date, subject to continued employment. The awards of restricted stock granted on June 28, 2022 vest in four equal annual increments, subject to continued employment.

(3)

The grants made on March 24, 2022, relate to compensation earned with respect to Fiscal 2022 but not granted until Fiscal 2023. The grant date fair value of such awards is reported under the heading “Stock Awards” for Fiscal 2022 in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at January 28, 2023. The awards include restricted stock and stock options, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(3)
Mimi E. Vaughn	13,310	13,310	$41.41	02/05/2030	163,307	7,799,542
Thomas A. George	-0-	-0-	N/A	N/A	18,702	893,208
Parag D. Desai	-0-	-0-	N/A	N/A	44,908	2,144,806
Mario Gallione	-0-	-0-	N/A	N/A	52,260	2,495,938
Danny Ewoldsen	-0-	-0-	N/A	N/A	20,701	988,680

(1)	Ms. Vaughn’s stock option award vests in four equal installments on each of February 5, 2021, 2022, 2023 and 2024.

(2)	The shares of restricted stock vest on the following schedule:

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Mimi E. Vaughn	6/28/2019	5,876	5,876 on 6/28/2023
	6/28/2020	40,686	20,343 on 6/28/2023
			20,343 on 6/28/2024
	7/1/2021	28,755	9,585 on 7/1/2023
			9,585 on 7/1/2024
			9,585 on 7/1/2025
	3/24/2022	38,722	25,815 on 3/24/2023
			12,907 on 3/24/2024
	6/28/2022	49,268	12,317 on 6/28/2023
			12,317 on 6/28/2024
			12,317 on 6/28/2025
			12,317 on 6/28/2026
Thomas A. George	10/20/2021	18,702	6,234 on 10/20/2023
			12,468 on 3/31/2024
Parag D. Desai	6/28/2019	2,864	2,864 on 6/28/2023
	6/28/2020	12,446	6,223 on 6/28/2023
			6,223 on 6/28/2024
	7/1/2021	8,193	2,731 on 7/1/2023
			2,731 on 7/1/2024
			2,731 on 7/1/2025
	3/24/2022	12,425	8,283 on 3/24/2023
			4,142 on 3/24/2024
	6/28/2022	8,980	2,245 on 6/28/2023

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
			2,245 on 6/28/2024
			2,245 on 6/28/2025
			2,245 on 6/28/2026
Mario Gallione	6/28/2019	3,274	3,274 on 6/28/2023
	6/28/2020	14,796	7,398 on 6/28/2023
			7,398 on 6/28/2024
	7/1/2021	7,968	2,656 on 7/1/2023
			2,656 on 7/1/2024
			2,656 on 7/1/2025
	3/24/2022	15,238	10,159 on 3/24/2023
			5,079 on 3/24/2024
	6/28/2022	10,984	2,746 on 6/28/2023
			2,746 on 6/28/2024
			2,746 on 6/28/2025
			2,746 on 6/28/2026
Danny Ewoldsen	6/28/2019	1,640	1,640 on 6/28/2023
	6/28/2020	8,472	4,236 on 6/28/2023
			4,236 on 6/28/2024
	7/21/2021	4,473	1,491 on 7/1/2023
			1,491 on 7/1/2024
			1,491 on 7/1/2025
	6/28/2022	6,116	1,529 on 6/28/2023
			1,529 on 6/28/2024
			1,529 on 6/28/2025
			1,529 on 6/28/2026

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on January 27, 2023 ($47.76), the last trading day prior to the end of Fiscal 2023 on January 28, 2023.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2023

The following table shows, for each named executive officer, certain information about his or her shares of restricted stock that vested during Fiscal 2023:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mimi E. Vaughn	40,109	2,198,374
Thomas A. George	6,234	260,519
Parag D. Desai	14,536	796,718
Mario Gallione	16,247	890,498
Danny Ewoldsen	8,363	458,376

(1)	Amounts reflect gross shares vested which excludes shares withheld for taxes.

(2)

Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the last trading day before the vesting date ($54.81 for all named executive officers other than Mr. George, and $41.79 for Mr. George) multiplied by the number of shares vested.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Compensation and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Mimi E. Vaughn	-0-	-0-	(1,984)	-0-	134,904
Thomas A. George	N/A	N/A	N/A	N/A	N/A
Parag D. Desai	-0-	-0-	-0-	-0-	-0-
Mario Gallione	-0-	-0-	(2,300)	-0-	33,378
Danny Ewoldsen	-0-	-0-	(4,770)	-0-	52,999

(1)	All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2023.

(2)

Because no named executive officer’s deferred compensation earnings for Fiscal 2023 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

(3)

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three fiscal years in the Summary Compensation Table.

	Fiscal 2023	Fiscal 2022	Fiscal 2021
Mimi E. Vaughn	-0-	-0-	-0-
Thomas A. George	N/A	N/A	N/A
Parag D. Desai	-0-	-0-	-0-
Mario Gallione	-0-	-0-	-0-
Danny Ewoldsen	-0-	N/A	N/A

CHANGE OF CONTROL ARRANGEMENTS

AND SEVERANCE PLAN

All the named executive officers other than Mr. George are parties to employment protection agreements (collectively, the “Employment Protection Agreements”). The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event will not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date of the applicable Employment Protection Agreement will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the members of the Board who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each Employment Protection Agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties existing during the 90 days immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

If the executive’s employment is terminated by death or Disability (as defined in the agreements) determined in accordance with the Employment Protection Agreements during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), his or her accrued but unpaid base salary, all amounts owing to him or her under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for Cause (as defined in the Employment Protection Agreements) or quits voluntarily (other than on account of Good Reason (as defined in the Employment Protection Agreements)) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

As defined in the Employment Protection Agreements, “Cause” means (i) an act or actions of dishonesty or gross misconduct on the executive’s part which result or are intended to result in material damage to the Company’s business or reputation or (ii) repeated material violations by the executive of his or her obligations under the agreement which violations are demonstrably willful and deliberate on the executive’s part. “Good Reason” is defined to include (i) a good faith determination by the executive that the Company has taken (without his or her consent) action that materially changes his or her authority or responsibilities or materially reduces his or her ability to carry out such responsibilities; (ii) the Company’s failure to comply with provisions of the agreement involving the executive’s compensation, annual bonuses, incentive and savings plans, retirement programs, benefit plans, expenses, vacations and fringe benefits and working conditions; (iii) the Company’s requiring the executive to be employed at a location more than 50 miles further from his or her principal residence than the location at which the executive worked immediately before the agreement became effective; and (iv) the Company’s failure subject to certain exceptions to require a successor to assume and agree to perform under the agreement.

If the executive’s employment is actually or constructively terminated by the Company without Cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the Change of Control, plus, in the case of Employment Protection Agreements entered into prior to Fiscal 2020, reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the Employment Protection Agreements are to be reduced by any amount received under the general severance plan described below.

For a description of the amounts payable to Mr. George upon a termination of his employment, please see “Compensation Discussion and Analysis — Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George.”

Awards made by the Company under the 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan become immediately vested and exercisable upon a Change of Control unless the compensation committee determines in good faith prior to the Change of Control that such equity award will be honored or assumed, or new rights substituted therefor (an “Alternative Award”), by a participant’s employer immediately following a Change of Control provided that the Alternative Award is (i) based on stock that is traded on an established securities market, (ii) provides the participant with rights and entitlements substantially equivalent to or better than the existing award, including vesting schedule, (iii) has substantially equivalent value to the existing award and (iv) has terms and conditions which provide that if a participant’s employment is involuntarily terminated without cause, or if a participant terminates employment for good reason, such equity award will be deemed immediately vested and exercisable and/or all restrictions shall lapse, and shall be settled for a payment for each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or a combination thereof, in an amount equal to the fair market value of such stock on the date of the participant’s termination or the excess of the fair market value of such stock on the date of participant’s termination over the corresponding exercise or base price.

Summary of Potential Payments Upon Change of Control or Termination

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for Cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on January 28, 2023, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on January 27, 2023 (the last trading day of the fiscal year) of all previously unvested restricted stock and stock options subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Employment Protection Agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) for named executive officers who entered into Employment Protection Agreements prior to Fiscal 2020, the gross-up related to excise taxes that would have been reimbursable to the named executive officer (assuming a 37.0% marginal federal income tax rate), and (g) the total of items (a) through (f). With respect to each named executive officer, the actual awards and amounts payable can only be determined at the time of each named executive officer’s termination of employment.

Name	Cash Severance (a) ($)	Bonus (b)(1) ($)	Accelerated Stock-Based Compensation (c)(2) ($)	Estimated Benefits Value (d)(3) ($)	Deferred Compensation Payout (e) ($)	Tax Gross-Up (f)(4) ($)	Total (g) ($)
Mimi E. Vaughn	1,999,000	7,037,526	7,221,551	240,943	-0-	6,733,776	23,232,796
Tom George (5)	333,333	-0-	893,208	-0-	-0-	-0-	1,226,541
Parag D. Desai	834,000	2,287,823	1,551,388	101,231	-0-	1,691,873	6,466,315
Mario Gallione	1,020,000	2,793,130	1,768,171	146,867	-0-	2,048,714	7,776,882
Danny Ewoldsen	710,000	781,000	988,680	101,393	-0-	924,682	3,505,755

(1)	Two times the average of the last two annual bonuses earned by the named executive officer.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 27, 2023, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

(3)

Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to January 28, 2023.

(4)

Employment Protection Agreements entered into prior to Fiscal 2020 provide for the reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement. Beginning in Fiscal 2020, this provision was eliminated from the form of Employment Protection Agreement.

(5)	Mr. George is not a party to an Employment Protection Agreement but is entitled to this compensation in connection with an involuntary termination without cause.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on January 28, 2023, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on January 27, 2023 (the last trading day of the fiscal year), of all previously unvested restricted stock and stock options subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Deferred Compensation Payout (d) ($)	Total (e) ($)
Mimi E. Vaughn	-0-	3,518,763	2,685,918	-0-	6,204,681
Tom George	-0-	-0-	74,434	-0-	74,434
Parag D. Desai	-0-	1,143,912	721,472	-0-	1,865,384
Mario Gallione	-0-	1,396,565	852,137	-0-	2,248,702
Danny Ewoldsen	-0-	390,500	247,843	-0-	638,343

(1)	Accrued and unpaid salary of the named executive officers at January 28, 2023.

(2)	The average of the last two annual bonuses earned by the named executive officer.

(3)

The value, based on the closing price of the Company’s common stock on the NYSE on January 27, 2023, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

The following table shows, for each of the named executive officers, assuming such named executive officer was involuntarily terminated without Cause, died or became disabled on January 28, 2023, and no Change of Control had occurred, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s common stock on the NYSE on January 27, 2023 (the last trading day of the fiscal year), of all previously unvested restricted stock and stock options subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

Name	Cash Severance (a)(1) ($)	Accelerated Stock-Based Compensation (b)(2) ($)	Deferred Compensation Payout (c) ($)	Total (d) ($)
Mimi E. Vaughn	-0-	2,685,918	-0-	2,685,918
Tom George	-0-	74,434	-0-	74,434
Parag D. Desai	-0-	721,472	-0-	721,472
Mario Gallione	-0-	852,137	-0-	852,137
Danny Ewoldsen	-0-	247,843	-0-	247,843

(1)	Accrued and unpaid salary of the named executive officers at January 28, 2023.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 27, 2023, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

In addition, under the terms of our 2020 Equity Incentive Plan, our 2009 Equity Incentive Plan, and the equity award agreements issued thereunder, in the event equity awards are not assumed or Alternative Awards (as defined in the plans) are not substituted therefor in connection with a Change of Control, such equity awards automatically vest and, in the case of options, become immediately exercisable.

General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for Cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without Cause as of January 28, 2023, the named executive officers would have been entitled to the following severance payments under the plan, which reduce payments due under the Employment Protection Agreements described above: Ms. Vaughn — $365,385; Mr. George — $19,231; Mr. Desai — $64,154; Mr. Gallione — $235,385; and Mr. Ewoldsen — $ 136,538.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of all its employees and the annual total compensation of Mimi E. Vaughn, its chief executive officer for Fiscal 2023 (the “CEO”). The ratio reported below represents a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2023, the annual total compensation of the Company’s median employee was $6,181. The Company’s median employee was a part-time, hourly-paid employee in one of its retail stores. As reported in the Summary Compensation Table, the annual total compensation of the CEO was $3,711,215.

Based on this information, the ratio of the annual total compensation of the CEO to the median employee was 600 to 1 (the “CEO Pay Ratio”).

In calculating the CEO Pay Ratio, the Company first identified all active employees as of November 1, 2022, a date within three months of the end of Fiscal 2023. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, the Company had 14,935 U.S. and 4,022 non-U.S. employees on that date. The Company did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

To identify its median employee, the Company used total taxable compensation based on 2022 W-2 income for U.S. employees and the equivalent for non-U.S. employees. In identifying the median employee, the Company did not annualize compensation for any employees who were employed for less than the full fiscal year. For employees not paid in U.S. dollars, the Company converted their pay into U.S. dollars using the average of month-end exchange rates for the twelve months ended December 31, 2022. The Company then determined the median employee’s total compensation, including any perquisites and other benefits, in the same manner that it determines the total compensation of the named executive officers for purposes of the Summary Compensation Table disclosed in this proxy statement.

Pay ratios reported by the Company’s peers may not be directly comparable to the Company’s because of differences in the composition of each company’s workforce, as well as the assumptions, methodologies, adjustments and estimates used in calculating the pay ratio, as permitted by SEC rules.

PAY VERSUS PERFORMANCE TABLE
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our
non-PEO
named executive officers
(“non-PEO
NEOs”) along with total shareholder return, net income and change in EVA results for Fiscal 2023, Fiscal 2022 and Fiscal 2021. “Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the fiscal years shown in the table based on year-end
stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. For a discussion of how the compensation committee assessed Genesco’s performance and the named executive officers’ pay each year, see the “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2021 and 2022.

					Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for PEO ($)(1) (b)	Compensation Actually Paid to PEO ($)(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4) (e)	Genesco TSR ($)(5) (f)	Peer Group TSR ($)(6) (g)	Net Income ($ Millions)(7) (h)		Change in EVA ($ Millions) (8) (i)
Fiscal 2023	$3,711,215	$3,555,298	$942,522	$794,370	$121	$102		$72	-$	98
Fiscal 2022	$8,766,458	$9,019,572	$2,876,839	$2,887,343	$160	$113		$115		$173
Fiscal 2021	$2,796,797	$4,037,797	$605,265	$731,096	$99	$106	-$	56	-$	98

(1)	Reflects compensation amounts reported in the “Summary Compensation Table” for the PEO for the respective years shown.

(2)
“Compensation actually paid” to the PEO in each of Fiscal 2023, Fiscal 2022 and Fiscal 2021 reflects
the respective amounts set forth in column (b) above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (b) above do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable year. For information regarding the decisions made by the compensation committee with respect to the PEO compensation for each fiscal year, please see the “Compensation Discussion and Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Fiscal Year	2021	2022	2023
CEO	Vaughn	Vaughn	Vaughn
SCT Total Compensation ($)	$2,796,797	$8,766,458	$3,711,215
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	$2,096,519	$5,113,804	$2,674,267
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	$3,706,419	$2,413,120	$4,202,402
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	($15,538)	$2,127,017	($1,290,521
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	($353,362)	$826,781	($393,532
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	$0	$0	$0
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	$0	$0	$0
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	$0	$0	$0
Compensation Actually Paid ($)	$4,037,797	$9,019,572	$3,555,298

Note: Equity Valuations: Stock option grant date fair value is calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Time-vested restricted share grant date fair values are calculated using the stock price as of date of grant.
Adjustments have been made using the stock price as of year end and as of each date of vest.
Note that a portion of fiscal 2022 bonus was paid in stock in Fiscal 2023, with a grant date of March 24, 2022. Both the cash and equity portions of this bonus were disclosed in the Summary Compensation Table for Fiscal 2022. Given the early Fiscal 2023 grant date for the equity portion of the bonus, this award is initially reflected in “compensation actually paid” in fiscal 2023.

(3)
The following
non-PEO
named executive officers are included in the average figures shown: George, Gallione, Desai and Ewoldsen for Fiscal 2023; George, Becker, Gallione and Desai for Fiscal 2022; and George, Becker, Gallione, Desai and Tucker for Fiscal 2021.

(4)
Average “compensation actually paid” for our
non-PEO
NEOs in each of Fiscal 2023, Fiscal 2022 and Fiscal 2021 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned by or paid to our non-PEO
NEOs during the applicable year. For information regarding the decisions made by our compensation committee in regards to the non-PEO
NEOs’ compensation for each fiscal year, please see the “Compensation Discussion and Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Fiscal Year	2021	2022	2023
Non-PEO NEOs	See Column (d) Note	See Column (d) Note	See Column (d) Note
SCT Total Compensation ($)	$605,265	$2,876,839	$942,522
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	$298,773	$1,538,400	$353,906
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	$590,999	$887,769	$641,691
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	($3,469)	$452,546	($314,332)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	($90,451)	$208,590	($121,605)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	($72,475)	$0	$0
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	$0	$0	$0
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	$0	$0	$0
Compensation Actually Paid ($)	$731,096	$2,887,343	$794,370
Note: Equity Valuations: Stock option grant date fair value is calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Time-vested restricted share grant date fair values are calculated using the stock price as of date of grant.
Adjustments have been made using the stock price as of year end and as of each date of vest.
Note that a portion of fiscal 2022 bonus was paid in stock in Fiscal 2023, with a grant date of March 24, 2022. Both the cash and equity portions of this bonus were disclosed in the Summary Compensation Table for Fiscal 2022. Given the early Fiscal 2023 grant date for the equity portion of the bonus, this award is initially reflected in “compensation actually paid” in Fiscal 2023.

(5)
For the relevant fiscal year, represents the cumulative value of $100 invested in Genesco for the measurement periods beginning on February 2, 2020 and ending on January 28, 2023, January 29, 2022 and January 31, 2021, respectively.

(6)
For the relevant fiscal year, represents the cumulative TSR (“Peer Group TSR”) of the annual report Peer Group consisting of Caleres, Inc., Designer Brands, Foot Locker, Inc., Shoe Carnival, Inc. and Wolverine World Wide, Inc. (the “Peer Group”) for the measurement periods ending on January 28, 2023, January 29, 2022 and January 31, 2021, respectively.

(7)
Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form
10-K
for each of the years ended January 28, 2023, January 29, 2022 and January 31, 2021.

(8)
Company-Selected Measure is change in economic value added, or EVA. The Company determined EVA in Fiscal 2023 by subtracting from a business unit’s “net operating profit after taxes,” or NOPAT, a charge of 10% of the “average net assets” employed to generate the profit. EVA, NOPAT and average net assets are non-GAAP financial measures the Company computes utilizing, and for purposes of supplementing, certain financial metrics included in the Company’s audited consolidated financial statements, which are prepared in accordance with GAAP. For more information on EVA, NOPAT and average net assets, please see “EVA Calculations” above in “Executive Compensation — Compensation Discussion and Analysis — Fiscal 2023 Compensation Discussion.”

Relationship between Pay and Performance
Below are graphs showing the relationship of “compensation actually paid” to our Chief Executive Officer and other named executive officers in Fiscal 2021, Fiscal 2022 and Fiscal
2023
to (1) TSR of both Genesco and the Peer Group, (2) Genesco’s net income and (3) Genesco’s change in EVA.

List of Performance Measures
Listed below are the performance measures which in our assessment represent the most important financial
performance measures we use to link compensation actually paid to our named executive officers, for Fiscal 2023, to Company performance.

Measure	Nature
Change in EVA	Financial

DIRECTOR COMPENSATION

Cash and Equity-Based Compensation

Beginning in July 2022, the annual cash retainer to directors was increased from $87,500 to $90,000. In addition to their retainer as directors, the lead independent director and the chairpersons of the Board committees received the following additional annual cash retainers: lead independent director, set at $35,000; audit committee, increased from $15,000 to $30,000; compensation committee, increased from $10,000 to $25,000; and nominating and governance committee, remained at $20,000. The equity compensation to each of the non-employee directors was also increased from $107,500 to $120,000. The Company also reimburses directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The following table shows, for each director of the Company who was a member of the Board during Fiscal 2023 and who is not also a named executive officer, information about the director’s compensation in Fiscal 2023.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Total ($) (h)
Joanna Barsh	104,792	112,207	216,999
Matthew C. Diamond	97,292	112,207	209,499
John F. Lambros	103,542	112,207	215,749
Thurgood Marshall, Jr.	88,958	112,207	201,165
Angel R. Martinez	88,958	112,207	201,165
Kevin P. McDermott	95,208	112,207	207,415
Mary E. Meixelsperger	106,523	112,207	218,730
Gregory A. Sandfort	109,375	112,207	221,582

(1)	Cash fees include annual director’s retainer and, where applicable, lead director and committee chair fees.

[Footnotes continued on next page.]

(2)

The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On June 23, 2022, the Board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the thirty-day period prior to the determination of the number of shares to be granted) of $120,000 to each of the non-employee directors pursuant to the 2020 Equity Incentive Plan. All the shares granted to directors in Fiscal 2023 vest on the earlier of the 2023 Annual Meeting and the first anniversary of the grant date, subject to continued service on the Board. At January 28, 2023, directors who were not also named executive officers had the following restricted stock awards outstanding:

Name	Restricted Shares Outstanding
Joanna Barsh	6,555
Matthew C. Diamond	6,555
John F. Lambros	2,067
Thurgood Marshall, Jr.	6,555
Angel R. Martinez	2,067
Kevin P. McDermott	6,555
Mary E. Meixelsperger	2,067
Gregory A. Sandfort	2,067

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks shareholders’ non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Company’s executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve its financial and strategic objectives. The Company’s executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value that seek to align their interests with those of its shareholders. The Company believes that the compensation of its named executive officers was reasonable and rewarded the named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. The “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion provide additional details on the Company’s executive compensation, including its compensation philosophy and objectives and the Fiscal 2023 compensation of the named executive officers.

The 2023 “Say on Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the named executive officers through the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for named executive officers. The current frequency of the non-binding, advisory vote to approve the compensation of all named executive officers is annual, and such “say on frequency” vote is the subject of Proposal 3 below for the 2023 annual meeting of shareholders.

The Board unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the “Say on Pay” rules adopted by the U.S. Congress, the Company also seeks your non-binding, advisory input with regard to the frequency of future shareholder advisory votes on executive compensation paid to our named executive officers, such as Proposal 2 included above. By voting on this Proposal 3, shareholders may indicate whether they would prefer a non-binding, advisory vote on executive compensation once every one, two or three years. Shareholders may also abstain from voting.

After careful consideration, the Board has determined that a non-binding, advisory vote on executive compensation that occurs every year is the most appropriate for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. While one of our core principles is to create long-term sustainable growth, the Board recognizes that compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation policies and practices.

We will continue to carefully review our executive compensation programs in consultation with our independent compensation consultant every year to ensure that such programs are properly designed to continue to link our executive compensation with our financial performance. By obtaining your feedback every year, we will also have the immediate benefit of your views on the effectiveness of our programs.

Although the Board recommends that the Say on Pay proposal be voted on every year, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation of an annual vote on the Say on Pay proposal.

The option of one year, two years, or three years that receives the highest number of votes cast by our shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board recommends the selection of one year as your preference for the frequency with which shareholders are provided an advisory vote on executive compensation.

PROPOSAL 4

A PROPOSAL TO APPROVE THE GENESCO INC. AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

The compensation committee and the Board believe that a key element of officer, key employee, non-employee director and consultant compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging and providing for the acquisition of equity interests in the Company by officers, key employees, non-employee directors and consultants, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company.

In May 2023, the Board adopted, subject to shareholder approval, the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan, which is an amendment and restatement of the Genesco Inc. 2020 Equity Incentive Plan (for purposes of this Proposal 4, as amended and restated, the “Amended Plan,” and as currently in effect, the “Plan”). The Amended Plan is designed to enhance the flexibility to adapt to changing economic and competitive conditions and to grant equity awards to our officers, key employees, non-employee directors and consultants, and to ensure that we can continue to grant equity awards to other eligible recipients at levels determined to be appropriate by the Board and/or the compensation committee. A copy of the Amended Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference. If approved by shareholders, the Amended Plan will be effective as of June 22, 2023 (the “Effective Date”).

In connection with the Amended Plan, no substantive changes have been made to the Plan with the exception of (i) replenishing the share reserve, and (ii) revising the ratio at which full-value awards are debited from the share reserve.

As of March 24, 2023, there were 722,781 shares of common stock available for issuance under the Plan. However, if our shareholders do not approve the proposed share increase under the Amended Plan, we believe we will not be able to continue to offer competitive equity packages to retain our current employees and hire new employees, and that we may not be competitive with other companies that offer equity. If the Amended Plan is not approved by our shareholders, the Plan will remain in effect. The Plan is the only shareholder-approved equity plan under which the Company can currently grant equity awards.

The compensation committee and the Board believe that the approval of the Amended Plan is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees through the use of stock-based incentives. In determining the number of additional shares to be made available for grant under the Amended Plan, the Board and the compensation committee considered the number and types of awards made by the Company in recent years under the Plan, the expected future practices with respect to equity awards to the Company’s executive officers and proxy advisory firm guidelines.

The Board recommends a vote FOR approval of the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan and your proxy will be so voted unless you specify otherwise.

Summary of Material Features of the Amended Plan

The material features of the Amended Plan that is being submitted to the shareholders for approval include the following:

Amended Plan Feature(1)	Amended Plan Terms
Authorized Shares (Section 4.1 of the Amended Plan)	(a) 1,202,781 shares (which includes (i) 480,000 additional shares authorized pursuant to the Amended Plan, and (ii) 722,781 shares authorized and available for grant as of March 24, 2023, under the Plan), less (b) any shares (adjusted based on the fungible share counting provision set forth below) granted under the Plan after March 24, 2023 and prior to the Effective Date.

Fungible Share Counting (Section 4.1 of the Amended Plan)	Under the Amended Plan, each share subject to a full-value award would reduce the share reserve by the full-value debiting rate, and each share subject to an option or stock appreciation right (“SAR”) would reduce the share reserve by one share. The full-value award debiting rate means: (i) for full-value awards granted under the Plan (or after February 1, 2020, full value awards previously granted under the Genesco Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “Prior Plan”)) prior to or on March 24, 2023, 1.72 shares; and (ii) for full-value awards granted after March 24, 2023 under the Plan or the Amended Plan 1.52 shares.

Expiration Date (Section 16.2 of the Amended Plan)	The Amended Plan expires on June 25, 2030.

Limited Share Recycling (Section 4.1 of the Amended Plan)	The following shares underlying any award will not again become available for awards under the Amended Plan: (1) shares tendered or withheld in payment of the option price of an option; (2) shares tendered or withheld to satisfy any tax withholding obligation with respect to an option or SAR; (3) shares repurchased by the Company with proceeds received from the exercise of an option; and (4) shares subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Forfeited Awards (Section 4.1 of the Amended Plan)	Under the Amended Plan, full-value awards issued under the Plan, the Amended Plan, or the Prior Plan which terminate, expire or are settled for cash, forfeited or canceled will be added back to the share reserve at the full-value award debiting rate; all other awards made under the Plan, the Amended Plan, or the Prior Plan which terminate, expire or are settled for cash, forfeited or canceled will be added back to the share reserve on a one-for-one basis.

No Repricing (Section 6.2 of the Amended Plan)	The Amended Plan prohibits the repricing of stock options or SARs without shareholder approval. This restriction applies to both direct repricing (lowering the option price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for a cash award or another award).

Minimum Vesting Requirement (Section 4.4 of the Amended Plan)	Subject to limited exceptions, no award will have a vesting period of less than one year. Up to 5% of the awards under the Amended Plan will not be subject to this requirement.

Recoupment/ Clawback Provision (Section 14.3 of the Amended Plan)	In addition to the permissive recoupment provisions set forth in the Amended Plan, all awards will be subject to recoupment under certain circumstances, including to the extent (1) set forth in any award agreement, (2) the recipient is subject to the Company’s existing recoupment policy (which applies to cash and equity-based incentive compensation), or (3) the recoupment provisions of the Sarbanes-Oxley Act apply to the recipient.

Limit on Non-Employee Director Compensation (Section 10.2 of the Amended Plan)	The aggregate value of all compensation (both cash and equity) paid or granted, as applicable, to any non-employee director with respect to any calendar year shall not exceed $500,000 (subject to exceptions for extraordinary circumstances such as service on a special committee).

(1)

In connection with the Amended Plan, no substantive changes have been made to the Plan with the exception of (i) replenishing the share reserve, and (ii) revising the ratio at which full-value awards are debited from the share reserve.

Key Plan Data.

The following table shows certain information about the Plan, including outstanding awards, as of March 24, 2023:

Number of shares that were remaining available for future grant under the Plan(1)	722,781
Number of full-value awards (restricted stock and RSUs) outstanding	674,126
Number of stock options outstanding	26,620
Weighted average remaining term of outstanding options	6.88
Weighted average exercise price of outstanding options	$41.41
Record date number of common stock outstanding	12,563,081

(1)

Grants of full-value awards count against the authorization at the full-value award debiting rate. As of the Effective Date, the authorization will be reduced by the number of shares granted under the Plan after March 24, 2023 and prior to the Effective Date adjusted by the full-value award debiting rate.

Burn Rate Information. We recognize that equity-based compensation programs dilute shareholder equity and need to be used judiciously. We manage our long-term dilution by considering the number of shares subject to equity-based awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity-based compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of shareholder interests.

The table below sets forth information regarding historical awards granted in Fiscal 2023, Fiscal 2022 and Fiscal 2021 and the corresponding Burn Rate (as such terms are defined below):

	Fiscal 2023	Fiscal 2022	Fiscal 2021
Stock options granted	0	0	26,620
Full-value awards (restricted stock and RSUs) granted(1)	316,450	244,803	468,423
Total awards granted	316,450	244,803	495,043
Weighted-average common shares outstanding(2)	12,457,000	14,170,000	14,216,000
Annual Burn Rate(3)	2.54%	1.73%	3.48%
Three Year Average Annual Burn Rate	2.58%

(1)	Consists of time-based restricted stock awards granted to employees, officers and directors during the applicable fiscal year.

(2)

For purposes of the calculation above, weighted-average common shares outstanding is calculated using the basic shares outstanding, as reported in the footnotes to our Annual Report on Form 10-K for the applicable year.

(3)	Burn Rate for an applicable fiscal year is equal to (i) the number of full-value awards granted during such year divided by (ii) the weighted-average common shares outstanding during such year.

On May 2, 2023, the closing price of a share of common stock on the NYSE was $33.17 per share.

Fully Diluted Overhang Information–Plan (as of March 24, 2023). An additional metric that the Company uses to measure the cumulative impact of its equity incentive program is fully diluted overhang. The Company’s actual fully diluted overhang as of March 24, 2023 was 10.2%, which is calculated as (i) the sum of (A) all unvested equity-based awards outstanding (26,620 stock options and 674,126 shares of restricted stock) and (B) the total number of shares available to be granted under the Plan (722,781), divided by (ii) the sum of the total number of our common shares outstanding (12,563,081), plus (A) and (B).

Fully Diluted Overhang Information–Amended Plan (as of March 24, 2023). As of March 24, 2023 (taking into account the impact of our adoption of the Amended Plan (assuming the Amended Plan is adopted by our shareholders at the Annual Meeting), the Company’s fully diluted overhang would have been 13.2%, which is calculated as (i) the sum of (A) all unvested equity-based awards outstanding (26,620 stock options and 674,126 shares of restricted stock) and (B) the total number of shares available to be granted under the Amended Plan, (1,202,781), divided by (ii) the sum of the total number of our common shares outstanding (12,563,081), plus (A) and (B).

The Company believes that the burn rate and overhang referenced above reflect the sound compensation practices of the Company and represent a judicious use of equity for compensation purposes.

In determining to adopt the Amended Plan and recommend the Amended Plan to the Company’s shareholders, the committee and the Board considered various factors, including the provisions included in the Amended Plan, the number and type of awards made by us in recent years under the Plan, our burn rate, and our fully diluted overhang (including our potential fully diluted overhang if the Amended Plan is approved by the Company’s shareholders).

Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, then we generally expect that the share reserve under the Amended Plan should be sufficient to cover the Company’s projected stock grants for a period of approximately one to two years.

Summary of the Amended Plan

The following description of certain features of the Amended Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended Plan, which is attached hereto as Appendix A.

The purpose of the Amended Plan is to promote the interests of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling those individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by those individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its shareholders.

Shares Available for Awards under the Amended Plan. Under the Amended Plan, awards may be made in cash or in common stock of the Company in a number of shares not to exceed the Share Reserve. As of the Effective Date, the Amended Plan authorizes awards with respect to 1,202,781 shares, minus one share for every share subject to an option or SAR granted after March 24, 2023 and prior to the Effective Date under the Plan and one and fifty-two one hundredths (1.52) shares for every share that was subject to an award other than an option or SAR granted after March 24, 2023 and prior to the Effective Date under the Plan (the “Share Reserve”). Any shares that are subject to options or SARs will be counted against this limit as one share for every one share granted, and any shares that are subject to full-value awards will be counted against this limit at the full-value award debiting rate. The number of shares with respect to which incentive stock options may be granted shall be no more than 1,202,781.

Shares of common stock subject to awards under the Amended Plan that are canceled, forfeited, expire unexercised, settled in cash or otherwise terminated without a delivery of shares of common stock to the participant, will again become available for awards under the Amended Plan. If any award granted under the Prior Plan expires, terminates, is settled in cash (in whole or in part) or otherwise is forfeited or canceled for any reason before it has vested or been exercised in full after February 1, 2020, the shares subject to such award will, to the extent of such expiration, cash, settlement, forfeiture, or termination, be available for awards under the Amended Plan. In the event that withholding tax liabilities arising from an award (i) other than an option or SAR under the Amended Plan or (ii) an award other than an option or SAR granted under the Prior Plan, are satisfied after February 1, 2020 by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, each share so tendered or withheld shall increase the Share Reserve. The following shares underlying any award will not again become available for issuance under the Amended Plan: (i) shares tendered or withheld in payment of the exercise price of an option, (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to an option or SAR, (iii) shares repurchased by the Company with proceeds received from the exercise of an option, and (4) shares subject to an SAR that are not issued in connection with the share settlement of that SAR upon its exercise.

Shares of common stock issued under the Amended Plan may be either newly issued shares or shares which have been reacquired by the Company. Any shares that again become available for grant will be added back as (i) one share if such shares were subject to an option or SAR, and (ii) at the full-value award debiting rate if such shares were subject to awards other than options or SARs. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the Share Reserve.

In case of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar transaction, the Amended Plan provides that the compensation committee will in an equitable and proportionate manner consistent with the Internal Revenue Code either: (i) adjust (1) the Share Reserve, (2) the number of shares or other securities of the Company subject to outstanding awards, and (3) the grant or exercise price with respect to any award; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award in exchange for the award’s cancellation.

Eligibility and Administration. Current employees and consultants of the Company or its subsidiaries or affiliates and directors of the Company are eligible to be granted awards under the Amended Plan. As of April 1, 2023, approximately 184 individuals would have been eligible to participate in the Amended Plan had it been effective on such date, which includes seven executive officers, 167 employees who are not executive officers, and 10 directors who are not executive officers. Consultants have not historically been granted equity awards under the Company’s equity plans and there is no current intention to change that practice. The compensation committee will administer the Amended Plan, except with respect to awards to non-employee directors, for which the Amended Plan will be administered by the Board. The compensation committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an independent director as defined by the listing standards of the New York Stock Exchange. Subject to the terms of the Amended Plan, the compensation committee is authorized (among other things) to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Amended Plan, and make all other determinations which may be necessary or desirable for the administration of the Amended Plan.

Minimum Vesting. Equity-based awards granted under the Amended Plan will vest no earlier than the first anniversary of the date the award is granted (excluding, for this purpose, any (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards and (iii) awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the compensation committee may grant equity-based awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the Share Reserve (subject to adjustment for changes in capitalization); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the compensation committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Stock Options and Stock Appreciation Rights. The compensation committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The compensation committee may specify the terms of such grants subject to the terms of the Amended Plan. The compensation committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option and the grant price of a SAR is determined by the compensation committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the compensation committee, except that no option or SAR may have a term exceeding ten years. Incentive stock options that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs must be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made (i) in cash or cash equivalents, (ii) at the discretion of the compensation committee, by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for such period as may be determined by the compensation committee which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, (iii) by a combination of such cash and shares, or (iv) by any other method approved or accepted by the committee in its discretion, including, for example, a broker-assisted exercise that complies with applicable law or a net-exercise arrangement. Until the participant has been issued the shares subject to such exercise, he or she will possess no rights as a shareholder with respect to such shares.

No stock option or SAR granted under the Amended Plan is transferable or exercisable by anyone other than the participant, except for certain limited circumstances and for no consideration.

Restricted Shares and Restricted Share Units. The compensation committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the compensation committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to vote such shares. A participant will not be entitled to receive dividends or to be credited with dividend equivalents on any restricted shares at the time of any payment of dividends to shareholders on shares of common stock unless and until such award has vested, although such dividends shall be accumulated and paid upon the vesting or settlement of the award unless otherwise determined by the compensation committee. Restricted shares may not be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions. A participant will forfeit their restricted shares, without further obligation or action by the Company, if the participant does not remain in continuous employment of the Company for the restricted period or if any other conditions relating to the restricted shares are not met.

Each restricted share unit is a right for the participant to receive the fair market value of a share, in cash or in shares, of common stock upon such terms and conditions and subject to such restrictions as set forth in the applicable award agreement. A participant will not be entitled to receive dividends or to be credited with dividend equivalents on any restricted share units at the time of any payment of dividends to shareholders on shares of common stock unless and until such award has vested, although such dividends may be accumulated and paid upon the vesting or settlement of the award as provided by the compensation committee. Except as determined otherwise by the compensation committee, restricted share units may not be transferred, encumbered or disposed of during the applicable restricted period, and a participant will forfeit their restricted share units, without further obligation or action by the Company, if the participant does not remain in continuous employment of the Company for the restricted period or if any other conditions relating to the restricted share units are not met.

Performance Awards. A performance award is an award that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the compensation committee, and payable at such time and in such form as determined by the compensation committee. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the compensation committee. Except as provided in the applicable award agreement, termination of employment prior to the end of any performance period will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution, except as the compensation committee may determine. A participant will not be entitled to receive dividends or to be credited with dividend equivalents on any performance awards at the time of any payment of dividends to shareholders on shares of common stock unless and until such award has vested, although such dividends may be accumulated and paid upon the vesting or settlement of the award as provided by the compensation committee.

Performance awards generally are subject to the achievement of performance goals determined by the compensation committee. Performance goals selected by the compensation committee may include one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) gross profit; (i) stock price or total stockholder return; (j) customer growth; (k) debt reduction; (l) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (m) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The compensation committee may adjust any evaluation of performance (including making adjustments to performance targets) under criteria set forth in the Amended Plan to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring within the meaning of generally accepted accounting principles or other extraordinary items that are included in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (vi) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

Other Stock-Based Awards. The compensation committee is authorized to grant any other type of award that is denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The compensation committee will determine the terms and conditions of such awards, consistent with the terms of the Amended Plan. A participant will not be entitled to receive dividends or to be credited with dividend equivalents on any other stock-based awards at the time of any payment of dividends to shareholders on shares of common stock unless and until such award has vested, although such dividends may be accumulated and paid upon the vesting or settlement of the award as provided by the compensation committee.

Non-Employee Director Awards. The Board may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares (subject to the minimum vesting provisions described above), either automatically or at the option of the non-employee directors. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Notwithstanding anything in the Amended Plan to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such non-employee director, may not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity awards granted during such calendar year based on the grant date fair value of such awards for financial reporting purposes. The Board may make exceptions to the applicable limit for individual non-employee directors in extraordinary circumstances, such as where any such individual non-employee directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Termination of Employment or Service. The compensation committee will determine the terms and conditions that apply to any award upon the termination of employment or service with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations. Unless determined otherwise by the compensation committee, a transfer of a participant’s employment or other service-providing capacity (including board service) without an intervening period of separation of service from the Company and any affiliate or subsidiary will not be deemed a termination of employment or service. The compensation committee has discretion to determine that vesting of an award will continue while a participant is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the compensation committee otherwise so provides in writing. Such terms and conditions need not be the same with respect to all awards or participants.

Change in Control. Except as otherwise provided by the compensation committee at or after grant, no cancellation, accelerated vesting, accelerated exercisability, cash settlement or other payment will occur if the compensation committee determines that an award will be honored, assumed or replaced by an award of equivalent value meeting certain specific criteria immediately upon a change in control; provided, that such assumed awards must, among other requirements, (a) provide a participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the outstanding award, and (b) have terms and conditions which provide that in the event that within twenty-four months following the change in control, the participant’s employment is involuntarily terminated for any reason other than for cause, or if the participant terminates their employment for good reason, all of such participant’s awards shall be deemed immediately and fully exercisable and/or all restrictions shall lapse. If such awards are not assumed, then all outstanding awards will vest, become immediately exercisable or payable and have all restrictions lifted immediately upon a change in control. The compensation committee may provide prior to the occurrence of a change in control that upon its occurrence, an award may be canceled in exchange for a payment per share or unit in an amount based on the fair market value of the award with reference to the change in control. With respect to performance awards, unless otherwise provided in an award agreement or other documents governing a performance award, in the event of a change in control, (x) any outstanding performance awards relating to performance periods ending prior to the change in control which have been earned but not paid will become immediately payable, (y) all then-in-progress performance periods for outstanding performance awards will end, and all participants will be deemed to have earned an award based on actual performance during the shortened performance period or a pro rata amount of the target award opportunity based on the number of months that have elapsed during the performance period in question, and (z) if the award is assumed, such performance award shall convert into a time-based vesting award for such earned portion.

Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the Amended Plan or any portion of the Amended Plan at any time, except that shareholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it desirable or necessary to comply. The compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. However, without the approval of the Company’s shareholders, the compensation committee does not have the power to (a) amend the terms of previously granted stock options to reduce the exercise price per share of outstanding stock options or grant price of outstanding SARs, (b) cancel such options or SARs in exchange for cash or a grant of either substitute options or SARs with a lower exercise price per share or grant price, as applicable, than the cancelled award, or any other award, or (c) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the NYSE or such other principal securities exchange on which shares of the Company’s common stock is traded. The compensation committee also may not amend, alter or suspend a previously granted award in a manner that would materially and adversely affect the rights of a participant without the participant’s consent.

Cancellation and Rescission of Shares. The Board or the compensation committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred award made to an officer under the Amended Plan if (a) the Board or a Board committee has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the officer pursuant to the award had the financial results been properly reported would have been lower than the amount actually paid or payable. An officer will be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the officer, and for gains realized on the exercise of stock options or SARs under the circumstances described in this paragraph. In addition, any award granted under the Amended Plan will be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent such participant is, or in the future becomes, subject to (1) any “clawback” or recoupment policy adopted by the Company or any affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the Amended Plan, to satisfy withholding and other tax obligations. Except as permitted by the applicable award agreement, awards granted under the Amended Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or as permitted by the compensation committee in its discretion.

Certain U.S. Federal Income Tax Consequences.

The following is a brief summary of certain U.S. federal income tax aspects of awards under the Amended Plan based upon the U.S. federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain other U.S. federal, state, local or non-U.S. taxes that are not described herein. Participants in the Amended Plan are encouraged to consult their own tax advisors with respect to any state, local or non-U.S. tax considerations or particular U.S. federal tax implications of awards granted under the Amended Plan.

Non-qualified Stock Options. No income is generally recognized by an optionee at the time a non-qualified stock option is granted. Generally (i) upon the exercise of a non-qualified option, the optionee recognizes ordinary income in an amount equal to the difference between the aggregate option price paid and the aggregate fair market value of the shares received on the date of exercise, and the Company receives an income tax deduction for the same amount, and (ii) upon the disposition shares received upon the exercise of a non-qualified option, appreciation or depreciation of the shares after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise of a nonqualified stock option, the optionee will also be subject to employment taxes on the excess of the fair market value of the shares received over the exercise price of the option.

Incentive Stock Options. No income is generally recognized by an optionee upon the grant or exercise of an incentive stock option (although the alternative minimum tax may apply to the exercise thereof). If shares of common stock issued to the optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, (i) any amount realized in excess of the option price paid for the shares will be taxed to the optionee as a long-term capital gain, and any loss sustained will be treated as a long-term capital loss to the optionee, and (ii) the Company will not be entitled to any deduction for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares received upon exercise (or, if less, the amount realized on the sale of such shares ) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of a termination by reason of disability) under circumstances other than the death of the optionee.

Stock Appreciation Rights. The grant of a SAR with an exercise price equal to the fair market value of a share on the date of grant is not generally a taxable event to the participant or the Company. The exercise of a SAR will result in the participant recognizing ordinary income on the value of the SAR at the time of exercise. The Company will be allowed an income tax deduction for the amount of ordinary income recognized by a participant with respect to a SAR. A participant also will recognize capital gain or loss on the subsequent sale of any common stock acquired through the exercise of a SAR. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised.

Restricted Shares. A participant who has been granted a restricted share award generally will not recognize taxable income at the time the award is granted. Upon the vesting of shares subject to a restricted share award, the participant generally will recognize ordinary income in an amount equal to the then fair market value of those shares in excess of the amount paid, if any, for such shares, and the Company will be entitled to a corresponding income tax deduction. Gains or losses subsequently recognized by the participant upon disposition of such shares generally will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting plus the amount, if any, paid for such shares.

Restricted Share Units. A participant who has been granted an award of restricted share units generally will not recognize taxable income at the time the award is granted. The participant generally will recognize ordinary income in an amount equal to the cash or the then fair market value of any shares received upon settlement of the restricted share units when such cash or shares are made available to the participant, and the Company generally will be entitled to an income tax deduction at that time. Gains or losses recognized by the participant upon disposition of any shares received upon settlement of a restricted share unit award generally will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time they were made available to the participant.

Other Stock-Based Awards. A participant who is granted any other stock-based award that is not subject to any vesting or forfeiture restrictions will generally recognize, in the year of grant (or, if later, payment in case of stock units and similar awards), ordinary income equal to the fair market value of any cash or other property received. If such other stock-based award is subject to restrictions that do not allow for the delivery of shares or cash until a vesting condition has been satisfied, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the shares or cash have been made available to the participant. The Company generally is entitled to an income tax deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant.

Performance Awards. Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments in cash or shares are made available to, and are transferable by, the participant. Participants receiving performance awards settled in shares of common stock will recognize ordinary income equal to the fair market value of the shares received as the performance goals are met and such shares vest, less any amount paid by the participant for the shares. The participant will also recognize capital gain or loss on the subsequent sale of any shares received by the participant in connection with a performance award. Such participant’s tax basis in the stock generally is its fair market value at the time the shares become vested and are made available to the participant.

The Amended Plan is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

Because awards granted under the Amended Plan will be made at the discretion of the compensation committee, the benefits that will be awarded under the Amended Plan are not currently determinable as it is not currently possible to determine the benefits or amounts that will be received by any individual or groups pursuant to the Amended Plan in the future, or the benefits or amounts that would have been received by or allocated to any individual or groups for Fiscal 2023 if the Amended Plan had been in effect. Information regarding the Company’s recent practices with respect to equity-based compensation is presented elsewhere in this proxy statement.

Equity Compensation Plan Information

The following table sets forth certain information concerning the Plan, previously approved by shareholders, at May 2, 2023, and the Prior Plan. There are no equity compensation plans not approved by shareholders. For additional information concerning the Company’s equity compensation plans, see the discussion in Note 2 in the Notes to Consolidated Financial Statements – New Accounting Pronouncements and Note 14 Share-Based Compensation Plans, included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended January 28, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted- average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders	846	$	—	698,787
Equity compensation plans not approved by security holders	—	$	—	—
Total	846	$	—	698,787

(1)	Restricted stock units issued to certain employees at no cost.

(2)

Such shares may be issued as restricted shares or other forms of stock-based compensation pursuant to the Plan and Prior Plan. Represents the 704,556 shares of the Company’s common stock reserved for issuance under the Plan and Prior Plan, as reported in Note 10 to the Company’s consolidated financial statements included in Part II, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 22, 2023 (the “Form 10-K”) (due to ministerial error, the number of shares of Common Stock remaining available for issuance under the Prior Plan was inadvertently overstated by 5,769 shares in Part III, Item 12 of the Form 10-K).

The Board recommends a vote FOR the proposal to approve the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

AUDIT MATTERS

PROPOSAL 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and its process of internal control over financial reporting. The audit committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. At its meeting on April 26, 2023, the audit committee appointed Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024.

The audit committee exercises sole authority to approve all fees and terms associated with the retention of Ernst & Young. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The audit committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders, and are submitting the appointment for shareholder ratification at the Annual Meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee may in its discretion choose a different independent registered public accounting firm at any time during the fiscal year if it determines that such an action would be in the best interest of the Company and its shareholders. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Ernst & Young has served as the Company’s auditors since 2001.

The Board unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the Board. The committee’s charter is available on the Company’s website, www.genesco.com. It is not the duty of the audit committee to prepare the Company’s consolidated financial statements, to plan or conduct audits of such financial statements, or to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the Company’s internal control over financial reporting and its disclosure controls and procedures. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s (i) consolidated financial statements and expressing an opinion as to whether they fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States, and (ii) internal control over financial reporting and expressing an opinion as to its effectiveness.

In Fiscal 2023, the audit committee met 13 times. Agendas are established by the chairman of the audit committee in consultation with management. Each meeting included participation by members of the Company’s corporate and financial management team, generally including the chief executive officer, the chief financial officer, the chief accounting officer, the general counsel, and representatives of the internal audit department, and by representatives of the Company’s independent registered public accounting firm, Ernst & Young. In connection with each of the quarterly audit committee meetings, the committee met in separate private sessions with management, representatives of internal audit, and representatives of Ernst & Young.

In addition to reviewing and discussing with management and Ernst &Young, the Company’s interim and annual consolidated financial statements filed on Forms 10-Q and 10-K, the audit committee also:

•	Reviewed and approved the internal audit plan for the fiscal year and regularly received updates on the status of the plan;

•	Reviewed with representatives of Ernst & Young the overall scope and strategy for their annual audits of the Company’s consolidated financial statements and internal control over financial reporting;

•

Reviewed and discussed with management the Company’s quarterly earnings press releases, including the earnings guidance estimates for the full fiscal year and the non-GAAP measures used by the Company;

•	Regularly discussed with Ernst & Young the matters required to be discussed under the standards of the Public Company Accounting Oversight Board;

•

Regularly received updates on management’s processes to assess the effectiveness of the Company’s internal control over financial reporting and discussed these processes with representatives of internal audit and Ernst & Young;

•	Received periodic updates from the Company’s chief information security officer and its senior vice president-strategy and shared services on the Company’s cybersecurity processes and initiatives;

•	Received regular updates from the Company’s general counsel on the status of litigation and legal compliance matters affecting the Company;

•

Received regular updates from the Company’s chief financial officer and treasurer on matters including the Company’s credit facilities, cash flow, and capital expenditures and on certain employee benefit plans; and

•

Received educational overviews and status reports from management and Ernst & Young on accounting and financial reporting matters related to insurable risks, tax legislation, SEC and PCAOB developments, new accounting standards, Regulation S-K modernization and climate change disclosures, and the Company’s acquisitions, initiatives, and controls and disclosures surrounding environmental, social and corporate governance matters.

The committee has discussed with Ernst & Young the factors which might be deemed to bear upon the firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with Ernst & Young’s independence.

In reliance on the reviews and discussions described in this report, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 22, 2023.

By the Committee:

Mary E. Meixelsperger, Chairperson

Matthew M. Bilunas

Kevin P. McDermott

Gregory A. Sandfort

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2023 and Fiscal 2022.

	Fiscal 2023	Fiscal 2022
Audit Fees	$1,355,280	$1,221,340
Audit-Related Fees	-0-	-0-
Tax Fees — Total	347,806	895,928
Tax compliance(1)	292,193	818,748
Tax planning and advice	55,613	77,180
All Other Fees	-0-	-0-

(1)	Tax compliance includes fees for professional services to quantify and claim tax subsidies and credits.

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting, and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

There were no audit-related fees in Fiscal 2023 or Fiscal 2022.

Tax Fees

Tax fees include fees paid by the Company primarily for compliance services and also for planning and advice for Fiscal 2023 and Fiscal 2022.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2023 were pre-approved in accordance with the policy.

PROPOSALS FOR THE 2024 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the Company’s proxy materials for the 2024 annual meeting of shareholders under Exchange Act Rule 14a-8 must be received at the Company’s offices at 535 Marriott Drive, Nashville, Tennessee 37214, attention of the Corporate Secretary, no later than January 12, 2024. In order to be eligible for inclusion in the proxy materials for such meeting, any such proposal must (i) meet the informational and other requirements set forth in the SEC’s rules and regulations and (ii) be submitted by eligible shareholders.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, in order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the fourth Thursday in the month of June (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event the annual meeting is being held on a date other than the fourth Thursday in the month of June, or within thirty days thereafter, or in the case of any special meeting of shareholders, the notice must be sent within ten days after the earlier of (i) the date on which notice of the meeting is first mailed to shareholders or (ii) the date on which public disclosure is first made of the date of such shareholders’ meeting, whichever occurs first. The written notice must include the information required by our Bylaws. The Company reserves the right to disregard any shareholder nomination of a candidate for election to our Board or shareholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2024.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214.

APPENDIX A

GENESCO INC.

AMENDED AND RESTATED

2020 EQUITY INCENTIVE PLAN

GENESCO INC.

AMENDED AND RESTATED

2020 EQUITY INCENTIVE PLAN

Section 1. Purpose.

This plan shall be known as the “Genesco Inc. Amended and Restated 2020 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Genesco Inc., a Tennessee corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b)    “Alternative Award” has the meaning set forth in Section 13.3 hereof.

(c)    “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award (whether cash or Share-based) granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or which are required by applicable legal requirements.

(d)    “Award Agreement” shall mean any written agreement (including electronically written), contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e)    “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

(f)    “Board” shall mean the Board of Directors of the Company.

(g)    “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious (financially, reputationally or otherwise) to the Company or its Subsidiaries or Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant, (iii) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (iv) the material breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company and/or its Affiliates, or (v) the material breach by the Participant of the Company’s code of conduct, or any material provision of the any written Company policies, whether currently in effect or later adopted. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(h)    “Change in Control” unless otherwise defined in an Award Agreement, shall mean any of the following events:

(i)    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, acquired Beneficial Ownership of the Company’s securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition;

(ii)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)    during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv)    a complete liquidation or dissolution of the Company; or

(v)    the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, (I) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company as a result of the acquisition of voting securities of the Company by the Company which, by reducing the number of voting securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company in a related transaction or after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company which in either case increases the percentage of the then outstanding voting securities of the Company Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to occur; and (II) in no event shall a Change in Control be defined in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a Change in Control of the Company).

Solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j)    “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

(k)    “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates who is a natural person.

(l)    “Director” shall mean a member of the Board.

(m)    “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(n)    “Employee” shall mean a Person who is an employee of the Company or of any Subsidiary or Affiliate.

(o)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(p)    “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange or market as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Committee determines is appropriate), or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(q)    “Full-Value Award” means an Award other than an Option or Stock Appreciation Right made under the Plan, or any comparable award made under the Prior Plan.

(r)    “Full-Value Award Debiting Rate” shall have the meaning given to such term in Section 4.1(a).

(s)    “Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of such definition, as determined in good faith by the Committee, and with respect to any award constituting a deferral of compensation within the meaning of Section 409A of the Code, consistent with the provisions thereof.

(t)    “Grant Price” means the price established at the time of grant of a SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

(u)    “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(v)    “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under the Plan and is not an Incentive Stock Option.

(w)    “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company.

(x)    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(y)    “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(z)    “Original Effective Date” shall have the meaning provided in Section 16.1 of the Plan.

(aa)    “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(bb)    “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(cc)    “Performance Award” shall mean any Award granted under Section 8 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(dd)    “Performance Period” means the period over which a performance goal underlying a Performance Award shall be evaluated.

(ee)    “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(ff)    “Prior Plan” shall mean the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan.

(gg)    “Restatement Effective Date” shall have the meaning provided in Section 16.1 of the Plan.

(hh)    “Restricted Period” shall mean the period over which a Restricted Share, Restricted Share Unit or Performance Award shall vest.

(ii)    “Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

(jj)    “Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.

(kk)    “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, the Participant’s voluntary termination of employment on or after such Participant’s 65th birthday.

(ll)    “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(mm)    “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(nn)    “Shares” shall mean shares of the common stock, $1.00 par value, of the Company.

(oo)    “Share Reserve” has the meaning set forth in Section 4.1 of the Plan.

(pp)    “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

(qq)    “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(rr)    “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ss)    “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1    Authority of Committee. The Plan shall be administered, construed and interpreted by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided further, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i)    designate Participants, determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(ii)    determine the type or types of Awards to be granted to a Participant;

(iii)    determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv)    determine the timing, terms, and conditions of any Award;

(v)    accelerate the time at which all or any part of an Award may be settled or exercised;

(vi)    determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii)    determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)    grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(ix)    grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(x)    make all determinations under the Plan concerning the termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(xi)    interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(xii)    except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(xiii)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xiv)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Award.

3.2    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3    Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section; provided, however, that the resolution authorizing any executive officer to grant Awards to pursuant to the preceding sentence shall specify the total number of Shares subject to Awards that such executive officer may so grant. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

3.4    No Liability. The Board or the Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Board, the Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board, nor any employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all such members of the Committee and the Board, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

Section 4. Shares Available For Awards.

4.1    Shares Available.

(a)    Subject to the provisions of Section 4.2 below and the share counting provisions in this Section 4.1, as of the Restatement Effective Date, the maximum aggregate number of Shares authorized for Awards granted under the Plan is one million two hundred and two thousand seven hundred eighty one (1,202,781) Shares, less one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted after March 24, 2023 and prior to the Restatement Effective Date under the Plan and one and fifty-two one hundredths (1.52) Shares for every one (1) Share that was subject to a Full-Value Award granted after March 24, 2023 and prior to the Restatement Effective Date under the Plan (the “Share Reserve”). Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Awards shall be counted against this limit at the Full-Value Award Debiting Rate. The “Full-Value Award Debiting Rate” means (i) with respect to Full-Value Awards granted under the Plan (or after February 1, 2020, Full-Value Awards previously granted under the Prior Plan) prior to or on March 24, 2023, one and seventy-two one hundredths (1.72) Shares for each one Share that is subject to the Full-Value Award; and (ii) with respect to Full-Value Awards granted after March 24, 2023, one and fifty-two one hundredths (1.52) Shares for each one Share that is subject to the Full-Value Award. The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,202,781. After the Original Effective Date, no awards may be granted under the Prior Plan.

(b)    If any Award granted under this Plan or any award granted under the Prior Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason, in each case after February 1, 2020 and before it has vested or been exercised in full, each Share subject to such Award (or award) shall, to the extent of such expiration, cash settlement, forfeiture, or termination, increase the Share Reserve as provided in Section 4.1(c). In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or an award other than an option or stock appreciation right granted under the Prior Plan, are satisfied after February 1, 2020 by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, each Share so tendered or withheld shall increase the Share Reserve as provided in

Section 4.1(c). Notwithstanding the foregoing, the following Shares will not again become available for Awards under the Plan: (1) Shares tendered or withheld in payment of the Option Price of an Option (or the option price of an option granted under the Prior Plan), (2) Shares tendered or withheld to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right (or an option or stock appreciation granted under the Prior Plan), (3) Shares repurchased by the Company with proceeds received from the exercise of an Option (or the exercise price of an option granted under the Prior Plan), and (4) Shares subject to an SAR (or a stock appreciation right granted under the Prior Plan) that are not issued in connection with the Share settlement of that SAR (or stock appreciation right granted under the Prior Plan) upon its exercise. The Committee may make such other determinations not inconsistent with this Section 4.1(b) regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

(c)    Any Shares that again become available for grant or otherwise increase the Share Reserve pursuant to this Section 4.1 shall be added back as: (i) one (1) Share if such Shares were subject to an Option or SAR (or after February 1, 2020, an option or stock appreciation right granted under the Prior Plan), and (ii) the Full-Value Debiting Rate if such Shares were subject to Full-Value Awards (or after February 1, 2020, Full-Value Awards previously granted under the Prior Plan).

4.2    Adjustments. In the event that any dividend (other than regular, recurring dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of such Award.

4.3    Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired company shall not reduce the Share Reserve, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Section 4.1(b) above. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 4.1(b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors of the Company prior to such acquisition or combination.

4.4    Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted

(excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share Reserve (subject to adjustment under Section 4.2); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

Section 5. Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6. Stock Options and Stock Appreciation Rights.

6.1    Grant. The grant of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The provisions of Option Awards need not be the same with respect to each Participant. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. To the extent an Option does not qualify as an Incentive Stock Option for any reason, such Option shall be treated as a Non-Qualified Stock Option.

6.2    Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Except with respect to Substitute Awards, SARs may not have a Grant Price less than the Fair Market Value of a Share on the date of grant. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 of the Plan in the form of Options, such grants shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee. Except as required by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of outstanding Options or the Grant Price of outstanding SARs, (ii) cancel such Options or SARs when the Option Price or Grant Price exceeds the Fair Market Value of one Share in exchange for cash or a grant of either substitute Options or SARs with a lower Exercise Price or Grant Price than the cancelled Award, or any other Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s shareholders.

6.3    Term. Each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement; provided, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4    Exercise.

(a)    Subject to Section 4.4, each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(b)    An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(c)    Payment of the Option Price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next preceding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net- exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Until the optionee has been issued the Shares subject to such exercise, the optionee shall possess no rights as a stockholder with respect to such Shares. Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Award Agreement or by the Committee at any time.

(e)    At the Committee’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Shares or a combination of cash and Shares.

6.5    Termination of Employment or Service. Except as otherwise provided in the applicable Award Agreement at or after grant, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the grant date of such Option and ending on the date of exercise of such Option the Participant is and has been an Employee, Non-Employee Director or Consultant.

6.6    Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if on a grant date, the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.7    Transferability of Options. Except as provided in this Section 6.7, no Options or SARs shall be transferable otherwise than by will or the laws of descent and distribution or exercisable during the lifetime of the Participant by anyone other than the Participant. An Award Agreement may provide that a Non-Qualified Stock Option or SAR granted to a Participant may be transferred by such Participant to a Permitted Transferee (as defined below), provided that (i) such Non-Qualified Stock Option or SAR shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a Permitted Transferee); (iii) the Participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Option or SAR; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the Permitted Transferee and the relationship of the Permitted Transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A Permitted Transferee may not further assign or transfer any Non-Qualified Stock Option or SAR otherwise than by will or the laws of descent and distribution. Following the transfer of a Non-Qualified Stock Option or SAR to a Permitted Transferee, such Non-qualified Stock Option or SAR shall continue to be subject to the same terms and conditions that applied to it prior to the transfer by the Participant (including, without limitation, the Plan and the applicable Award Agreement), except that it shall be exercisable by the Permitted Transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “Permitted Transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust, partnership or other entity in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.

Section 7. Restricted Shares And Restricted Share Units.

7.1    Grant. Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. Subject to Section 4.4, the provisions of Restricted Share and Restricted Share Unit Awards need not be the same with respect to all Participants. The Award Agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse (the “Restricted Period”). If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2    Restricted Shares. At the time of the grant of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner.

(a)    Dividends and Other Distributions. Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares shall have the right to receive any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement; provided, however, that any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Shares with respect to which they relate and shall be paid only if and to the extent the underlying Award vests.

(b)    Other Rights. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a stockholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate (or other book entry) until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment or service with the Company, a Subsidiary or Affiliate for the entire Restricted Period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

(c)    Termination of Restrictions. At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.3    Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, and subject to Section 4.4, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Unless otherwise provided in a Restricted Share Unit Award Agreement, a Participant will not be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares; provided, that in no event shall a Participant receive dividends on unvested Restricted Share Units until such Awards have vested, though such dividends may be accumulated, in cash or as Shares, in each case subject to the same risk of forfeiture and paid concurrently with the vesting or settlement of the underlying Restricted Share Units. Except as otherwise determined by the Committee at or after grant, (i) Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and (ii) all Restricted Share Units and all rights of the grantee to such Restricted Share Units and the underlying Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous service or employment of the Company, a Subsidiary or an Affiliate for the entire Restricted Period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1    Grant. The provisions of Performance Awards need not be the same with respect to all Participants. A Performance Award may consist of a right that is (i) denominated in cash or Shares (including but not limited to

Restricted Shares or Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2    Terms and Conditions. Subject to the terms of the Plan (including Section 4.4) and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may amend specific provisions of the Performance Award consistent with the terms of the Plan. In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Performance Awards denominated in Shares, any Shares, cash or any other property distributable as a dividend or otherwise with respect to such Performance Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Performance Awards and shall not be paid until and unless the underlying Performance Awards vest.

8.3    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4    Termination of Employment or Service. Except as otherwise provided in the applicable Award Agreement at or after grant, if during a Performance Period a Participant’s employment or service with the Company, a Subsidiary, or an Affiliate terminates, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such Performance Period. Such provisions shall be determined in the sole discretion of the Committee, not need be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for the termination of employment.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which may consist of any right that is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan (including Section 4.4) and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided that in the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Other Stock-Based Awards denominated in Shares, any Shares, cash or any other property distributed as a dividend or otherwise with respect to such Other Stock-Based Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Other Stock-Based Awards and shall not be paid until and unless the underlying Other Stock-Based Awards vest..

Section 10. Non-Employee Director Awards.

10.1    Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted

Share Units and/or Other Stock-Based Awards, including unrestricted Shares (subject to Section 4.4). The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2    Applicable Limits. Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.2 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11. Provisions Applicable Performance Awards.

The Committee may grant Performance Awards based upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below, or related to any other performance goals as the Committee shall select, in its sole discretion. Performance goals may include one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)    earnings before interest, taxes, depreciation and/or amortization;

(b)    operating income or profit;

(c)    operating efficiencies;

(d)    return on equity, assets, capital, capital employed or investment;

(e)    net income;

(f)    earnings per share;

(g)    utilization;

(h)    gross profit;

(i)    stock price or total stockholder return;

(j)    customer growth;

(k)    debt reduction;

(l)    strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(m)    any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may provide for the adjustment of any evaluation of performance, including making adjustments to the performance targets, under criteria set forth in this Section 11 to exclude events that occur during a Performance Period, including but not limited to: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring within the meaning of generally accepted account principles or other extraordinary items that are included in in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (vi) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

Section 12. Termination Of Employment Or Service.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment or service with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. For purposes of the Plan, unless the Committee determines otherwise, a transfer of a Participant’s employment or other service-providing capacity (including to service on the Board) without an intervening period of separation of service from the Company and any Affiliate or Subsidiary shall not be deemed a termination of employment or service. The Committee has discretion to determine that vesting of an Award will continue while a Participant is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing. Such terms and conditions need not be the same with respect to all Awards or all Participants.

Section 13. Change In Control.

13.1    Assumed Awards. Except as otherwise provided by the Committee at or after grant, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award if the Committee reasonably determines prior to the occurrence of a Change in Control that such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Assumed Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Assumed Award must:

(a)    be based on stock that is traded on an established securities market;

(b)    provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award (after applying Section 13.3) and/or Other Stock-Based Award, including, but not limited to, an identical or better exercise or vesting schedule;

(c)    have substantially equivalent value to such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award (determined at the time of the Change in Control); and

(d)    have terms and conditions which provide that in the event that within twenty-four months following the Change in Control, the Participant’s employment is involuntarily terminated for any reason other than for Cause, or if the Participant terminates his or her employment for Good Reason, all of such Participant’s Options, SARs, Restricted Shares, Restricted Share Units, Performance Awards and/or Other Stock-Based Award shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Assumed Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Shares, Restricted Share Units, earned Performance Awards and/or Other Stock-Based Awards (if applicable)), or (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option, SARs and/or Other Stock-Based Award (if applicable)).

13.2    Awards not Assumed. In the event an Award does not constitute an Assumed Award in connection with a Change in Control as provided in Section 13.1, in the event of a Change in Control, each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each Restricted Share, Restricted Share Unit and Other Stock-Based Award then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that each Option, SAR, Restricted Share, Restricted Share Unit and/or Other Stock-Based Award shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change in Control, which amount may be zero (0) if applicable.

13.3    Performance Awards. Unless otherwise provided in an Award Agreement or other documents governing a Performance Award, in the event of a Change in Control, (a) any outstanding Performance Awards relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Periods for Performance Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award based on actual performance during the shortened performance period or a pro rata amount of the target award opportunity based on the number of months that have elapsed during the Performance Period in question, and (c) such Performance Award shall convert into a time-based vesting Award for such earned portion that shall be subject to Section 13.1 or 13.2 as applicable.

13.4    No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or this Section 13 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Section 13 need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 13.1, any changes to Incentive Stock Options pursuant to this Section 13 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or otherwise adversely affect the tax status of such Incentive Stock Options.

13.5.    Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Section 13 may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

Section 14. Amendment And Termination.

14.1    Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2    Amendments to Awards. Subject to the restrictions and shareholder approval requirements set forth in Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall require the consent of the affected Participant, holder or beneficiary.

14.3    Cancellation and Rescission of Awards. The Board or the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards of an officer at any time if (a) the Board, or an appropriate committee thereof has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the Participant engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the Participant pursuant to the Award had the financial results been properly reported would have been lower than the amount actually paid or payable. A Participant shall be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the Participant, and for gains realized on the exercise of stock options or SARs, under the circumstances described in (a) to (c) of this Section 14.3.

In addition, any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15. General Provisions.

15.1    Limited Transferability of Awards. Except as otherwise provided in the Plan or in an Award Agreement at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, that in no event shall any transfer for value be permitted. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2    Dividend Equivalents. Except as otherwise provided in the Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property. In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Awards denominated in Shares, any Shares, cash or any other property distributable as a dividend or otherwise with respect to such Awards as to which the restrictions have not yet lapsed (and/or performance goals have not been satisfied) shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Awards with respect to which they relate and shall not be paid unless and only to the extent the underlying Awards vest. The total number of Shares available for grant under Section 4.1 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards. Notwithstanding the foregoing (but subject to Section 4.2), neither dividends nor dividend equivalents may be payable with respect to Options or SARs.

15.3    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4    Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry Shares) to make appropriate reference to such restrictions.

15.5    Withholding Taxes. The Company, a Subsidiary or an Affiliate shall be entitled to: (a) withhold and deduct from future wages or other compensation of a Participant (or from other amounts that may be due and owing to a Participant from the Company, Subsidiary or Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Shares to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Shares, in each case (x) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, and (y) based on the Fair Market Value of the Shares on the wage payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

15.6    Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code and the Regulations promulgated thereunder (“Section 409A”) unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A. With respect to the payment of any Award that constitutes a deferral of compensation within the meaning of Section 409A, references to the Participant’s “termination of employment” shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A. In the event that it is reasonably determined by the Board or the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 1⁄2 month period” as defined therein. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.7    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agrees to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10    No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

15.12    Governing Law; International Participants

(a)    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

(b)    In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate outside of the United States of America or who provide services to the Company or any Subsidiary or Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

15.13    Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.14    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.15    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.16    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16. Term Of The Plan.

16.1    Effective Date. The Plan was originally effective on June 25, 2020. The Amended Plan shall be effective upon the approval of the Board and the Company’s shareholders at the 2023 Annual Meeting of Shareholders (such approval date, the “Restatement Effective Date”).

16.2    Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Original Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Original Effective Date.

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting

of Shareholders

June 22, 2023

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/GCOB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/GCOB Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, and for a frequency of every ONE YEAR in Proposal 3. + 1. Election of nine directors: For Against Abstain For Against Abstain For Against Abstain 01—Joanna Barsh 02—Matthew M. Bilunas 03—Carolyn Bojanowski 04—John F. Lambros 05—Thurgood Marshall, Jr. 06—Angel Martinez 07—Mary Meixelsperger 08—Gregory A. Sandfort 09—Mimi E. Vaughn For Against Abstain 1 Year 2 Years 3 Years Abstain 2. A non-binding advisory vote on the Company’s named executive 3. A non-binding advisory vote on the desired frequency officers’ compensation. of advisory votes on executive compensation. For Against Abstain 4. Approval of Amended and Restated Genesco Inc. 2020 Equity 5. Ratify the appointment of Ernst & Young as independent Incentive Plan. registered public accounting firm to the Company for the current fiscal year. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 03T0FD

The 2023 Annual Meeting of Shareholders of Genesco Inc. will be held virtually on Thursday, June 22, 2023 at 10:00 a.m. Central Time, via the internet at www.meetnow.global/M59FTZR. To access the meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GCOB qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — GENESCO INC. + Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 22, 2023 The undersigned hereby constitutes and appoints Mimi E. Vaughn and Scott E. Becker, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 22, 2023, and at any adjournment or postponement thereof, on all matters coming before the meeting. You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card or vote by Internet or telephone if you wish your shares to be voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +